UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Kratos Defense & Security Solutions, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 22, 2022
Dear Stockholder:
You are cordially invited to attend the 2022 Annual Meeting of Kratos Defense & Security Solutions, Inc. (“Kratos”), which will be held virtually at www.virtualshareholdermeeting.com/KTOS2022, on Tuesday, June 14, 2022, at 9:00 a.m. PDT. We hope you will be able to attend the virtual annual meeting.
At our annual meeting, our stockholders will be asked to elect the eight directors named herein to our Board of Directors; to ratify the Board of Directors’ selection of Deloitte & Touche LLP as our independent registered public accounting firm; to cast an advisory vote to approve the compensation of our named executive officers; and to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Following the formal annual meeting, we will also present a report on our operations and activities, and management will be pleased to answer your questions about us and our business.
Whether or not you plan to attend the virtual annual meeting, and regardless of the number of shares of Kratos common stock you own, it is important that your shares be represented at the annual meeting. This year, we are pleased to take advantage of rules enacted by the Securities and Exchange Commission that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials, which include the Notice of Annual Meeting of Stockholders, our proxy statement, our 2021 Annual Report and a proxy card or voting instruction form. The Notice contains instructions on how to access those documents on the Internet and how to cast your vote via the Internet or by telephone. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. If you have received a paper copy of our proxy materials you can cast your vote by completing the enclosed proxy card and returning it in the postage-prepaid envelope provided or by utilizing the telephone or Internet voting systems.

Sincerely,

Eric DeMarco President and Chief Executive Officer

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
10680 TREENA STREET, SUITE 600
SAN DIEGO, CA 92131
(858) 812-7300
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 14, 2022
To the Stockholders of Kratos Defense & Security Solutions, Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Kratos Defense & Security Solutions, Inc. (the “Company”) will be held on Tuesday, June 14, 2022, at 9:00 a.m. PDT, virtually at www.virtualshareholdermeeting.com/KTOS2022, for the following purposes:
1.To elect the following eight nominees as directors to serve until the next annual meeting, or until their successors are duly elected and qualified: Scott Anderson, Eric DeMarco, William Hoglund, Scot Jarvis, Jane Judd, Samuel Liberatore, Deanna Lund and Amy Zegart.
2.To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2022.
3.An advisory (non-binding) vote to approve the compensation of our named executive officers, as presented in the proxy statement accompanying this Notice.
4.To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Our Board of Directors unanimously recommends a vote “FOR” the election of all of the director nominees, and “FOR” each of proposals 2 and 3. The foregoing items of business are more fully described in the proxy statement accompanying this Notice.
Our Board of Directors has fixed the close of business on April 18, 2022 as the record date for the determination of stockholders entitled to notice of and to vote at this annual meeting and at any adjournment or postponement thereof. All stockholders are invited to attend the meeting. To participate, you must access the virtual meeting at www.virtualshareholdermeeting.com/KTOS2022 and use the multi-digit Control Number provided with your proxy materials. As always, we encourage you to vote your shares prior to the annual meeting.

By Order of the Board of Directors,

Eric DeMarco
April 22, 2022	President and Chief Executive Officer
        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING VIRTUALLY.
        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on June 14, 2022: Our Notice of Annual Meeting of Stockholders, proxy statement and 2021 Annual Report on Form 10-K are available at www.proxyvote.com.

(This page has been left blank intentionally)

2022 PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting of Stockholders

Time & Date:	9:00 a.m. PDT, June 14, 2022
Place:	Meeting live via the Internet at www.virtualshareholdermeeting.com/KTOS2022. You will need to have the multi-digit Control Number provided in your proxy materials to access the virtual meeting.
Record Date:	April 18, 2022
Voting:
You may vote either during the Annual Meeting at www.virtualshareholdermeeting.com/KTOS2022, or prior to the Annual Meeting by telephone, the Internet or mail. See the section entitled “How to Vote” below for more detailed information regarding how you may vote your shares.

Meeting Agenda and Voting Recommendations

Proposal		Board of Directors Vote Recommendation	Page References (for more detail)
1.	Election of Directors	FOR EACH DIRECTOR NOMINEE	17

2.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2022	FOR	21

3.	Advisory (non-binding) vote to approve the compensation of our named executive officers	FOR	23

Proposal 1: Director Nominees
The following table provides summary information about each director nominee. Each director nominee will be elected to serve until the next annual meeting of stockholders.

Name	Age	Director Since	Occupation	Independent	Committees
Scott Anderson	63	1997	Principal, Cedar Grove Partners, LLC	x	Audit (Chair); Nominating & Corporate Governance
Eric DeMarco	58	2003	President and Chief Executive Officer, Kratos
William Hoglund (Chairman)	68	2001	Member, Safeboats International, LLP	x	Audit; Compensation; Nominating & Corporate Governance
Scot Jarvis	61	1997	Principal, Cedar Grove Partners, LLC	x	Audit; Compensation (Chair); Nominating & Corporate Governance
Jane Judd	75	2011	Senior Financial Executive (Ret.), Titan Corporation	x	Audit; Compensation
Samuel Liberatore	84	2009	President (Ret.), Madison Research Division of Kratos	x	Nominating & Corporate Governance
Deanna Lund	54	2021	Executive Vice President and Chief Financial Officer, Kratos
Amy Zegart	54	2014	Senior Fellow, The Hoover Institution, Stanford University and Senior Fellow, Stanford Center for International Security and Cooperation	x	Nominating & Corporate Governance (Chair)

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
As a matter of good corporate governance, we are asking our stockholders to ratify the Audit Committee’s selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2022 (please review the complete Proposal No. 2 beginning on page 21 of this proxy statement).
Proposal 3: Advisory Vote to Approve Compensation of Named Executive Officers
    As required by Section 14A of the Exchange Act, we are asking our stockholders to provide an advisory vote relating to the compensation of our named executive officers. The Compensation Committee has developed our executive compensation strategy to achieve the following principal compensation objectives:

•align executive compensation with our stockholders’ interests, including placing a majority of compensation “at risk” and requiring that a significant portion of the Chief Executive Officer’s and other executive management’s equity awards vest in a manner that is directly tied to the Company’s performance and growth;
•recognize individual initiative and achievements and successful execution of the Company’s strategic plan, as approved by the Company’s Board of Directors;
•attract, motivate and retain highly qualified executives; and
•create incentives that drive the entire executive management team to achieve challenging corporate goals that drive superior long-term performance.
At the 2021 Annual Meeting, our stockholders indicated approval of the compensation of our named executive officers, with 98.04% of the votes cast in favor of the advisory vote. The Compensation Committee and our management continued to gather feedback from key stockholders regarding our executive compensation and continued to develop a compensation structure that more closely aligns pay with performance and aligns the interests of our executives with our stockholders. We continue to regularly solicit feedback from the Company’s stockholders regarding our performance, our progress on executing the Company’s strategic plan and our executive compensation philosophy and programs. As a result, our Compensation Committee has taken the following actions with respect to executive compensation:
        2021 Executive Pay Highlights: In establishing compensation for 2021, the Compensation Committee continued to focus on clear alignment between pay and performance:

•Base Salary:  Continuing the Compensation Committee’s emphasis on aligning pay with the Company’s long-term business strategy and performance and taking into consideration the expected continued investments and ramp in growth of the Company’s strategic core business focus areas until a certain critical mass is achieved, the base salaries of our Chief Executive Officer and a majority of our other executive officers remain frozen at prior 2014 or 2015 compensation levels.
•Long-Term Equity Incentives:  The Company continued its practice of issuing an approximate 50%/50% mix (at target) of performance-based and time-based equity incentives. Similar to the restricted stock units (“RSUs”) granted in 2020, approximately 50% of the grants are performance-based and approximately 50% of the grants are time-based. The performance-based RSUs granted in January 2021 vest 33.3% for every 10% increase in Adjusted EBITDA as compared to the Company’s Adjusted EBITDA for 2020. The performance-based RSUs may vest at the end of each year if the performance goals are satisfied within a five-year period. The time-based RSUs vest ratably over five years, which the Compensation Committee believes provides a strong long-term retention tool and long-term alignment with stockholder interests. The Compensation Committee believes that the long-term growth, value, and success of the Company is best measured by growth in Adjusted EBITDA, on which the Company is primarily valued, based on feedback received through our Kratos investor and stockholder outreach and communication plan. Adjusted EBITDA reflects the Company’s return on internal investments made; the profit contribution from growth in revenues; and the expected leverage on the Company’s fixed overhead, manufacturing, research, development and selling, general and administrative (“SG&A”) infrastructure investments. Adjusted EBITDA is also reflective of the quality of the Company’s revenues and revenue growth, and reflective of the expected related increase in the Company’s profits, cash flow and stockholder returns, as strategic initiatives and programs successfully transition from investment to development to production. The Compensation Committee believes that the use of long-term Adjusted EBITDA growth as a performance measure appropriately incentivizes the management team, as it reflects the appropriate long- and short-term balance between near-term investments and new product and system developments made by the Company, while also requiring management to focus on adequate and expected long-term returns for Kratos stockholders.

The Compensation Committee also believes that the expectation of long-term growth in profits or Adjusted EBITDA is different than the short-term expectation since the short-term profitability is/

can be balanced/impacted by that particular year or period’s Federal Government and Department of Defense (“DoD”) budget priorities, the size of the DoD budget, DoD budget approval timing, changes in administration or relative Federal Government or customer agency leadership, the impact of Federal budget Continuing Resolution Authorizations (“CRAs”), Federal Government shutdowns or political party impasses, and the Company’s particular investments, revenue mix and program maturity for that period or year, all of which the management team is expected to successfully address. Additionally, the Company has a very robust customer and congressional communication and outreach plan, which is focused on long-term Federal DoD budgets and funding priorities, which are related to the Company and its programs, with which the Company’s success, including long-term Adjusted EBITDA, is closely aligned. The Compensation Committee believes that long-term growth metrics of the Company, including revenue and Adjusted EBITDA, closely align with the overall growth profile expectations of the Company’s stockholders, based on feedback from our recurring stockholder outreach program.

Adjusted EBITDA is a non-GAAP measure. A definition of Adjusted EBITDA, and a reconciliation of Adjusted EBITDA to the nearest GAAP counterpart, is provided in Annex A.

 2022 Executive Pay Highlights:    In establishing compensation for 2022, the Compensation Committee continued to focus on clear alignment between pay and performance:

•Base Salary: Continuing the Compensation Committee’s emphasis on aligning pay with the Company’s long-term business strategy and performance and taking into consideration the expected continued investments and ramp in growth of the Company’s strategic core business focus areas until a certain critical mass is achieved, the base salaries of our Chief Executive Officer and a majority of our other executive officers remain frozen at prior 2014 or 2015 compensation levels.
•Long-Term Equity Incentives: The Company continued its practice of issuing an approximate 50%/50% mix (at target) of performance-based and time-based equity incentives. As with the RSUs granted in 2021, approximately 50% of the grants are performance-based and approximately 50% of the grants are time-based. The performance-based RSUs granted in January 2022 vest 33.3% for every 10% increase in Adjusted EBITDA, as compared to the Company’s Adjusted EBITDA for 2021. The performance-based RSUs may vest at the end of each year if the performance goals are satisfied within a five-year period. The time-based RSUs vest ratably over five years, which the Compensation Committee believes provides a strong long-term retention tool and long-term alignment with stockholder interests. As discussed above, the Compensation Committee believes that the long-term growth, value, and success of the Company is best measured by growth in Adjusted EBITDA, on which the Company is primarily valued, based on feedback received through our Kratos investor and stockholder outreach and communication plan.

Other Executive Compensation Best Practices: In 2021 and 2022, the Company continues to maintain the following compensation best practices:

•Stock Ownership Target Guideline: Continued the stock ownership target guideline for our Chief Executive Officer of five times his base salary.
•Change in Control Agreements: The Company continued its commitment not to enter into any new change in control agreements that contain excise tax gross-ups and will remove any existing excise tax gross-up provisions when existing agreements are renewed or materially amended.
•Anti-Hedging and Anti-Pledging Policy: The Company continued its policy that prohibits any hedging and pledging transactions in the Company’s securities by directors and executive officers.
•Clawback Policy: The Compensation Committee continued its Incentive Compensation Recoupment Policy, under which the Company will seek to recover full or partial portions of cash and equity-based incentive compensation received by executive officers when such incentive compensation (a) was tied to the achievement of financial results that are subsequently restated to correct an accounting error due to material noncompliance with financial reporting requirements and (b) would have been lower based upon the subsequently restated financial results. The Incentive Compensation Recoupment Policy for executive officers has a broader application than the clawback requirements under the Sarbanes-Oxley Act.

Additional information about our compensation philosophy and program, including the compensation actions summarized above, can be found in the “Compensation Discussion and Analysis” section beginning on page 31 of this proxy statement. Our Board of Directors and Compensation Committee believe that the compensation of our named executive officers is appropriate and reasonable and that our compensation policies and procedures are sound and in the best interests of the Company and its stockholders. Additionally, the Compensation Committee believes that our compensation policies and procedures are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of our stockholders and motivating our executive officers to remain with the Company for long and productive careers. The Company’s compensation philosophy and program are routinely discussed with the Company’s shareholders as part of the Company’s shareholder outreach program, and based on this outreach program, we are confident that our compensation philosophy and program are aligned with our shareholders’ expectations.

        Cautionary Statement.    Any statements in this proxy statement that do not describe historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause our actual future results to differ materially from current expectations are identified and described in more detail in our filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended December 26, 2021. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. Except as required by applicable law, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
10680 TREENA STREET, SUITE 600
SAN DIEGO, CA 92131
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2022
General
The enclosed proxy is solicited on behalf of our Board of Directors (the “Board”) for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Kratos Defense & Security Solutions, Inc., to be held on June 14, 2022 at 9:00 a.m. PDT and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/KTOS2022. If you plan to attend the virtual meeting, you must access the virtual meeting at www.virtualshareholdermeeting.com/KTOS2022 and use the multi-digit Control Number provided with your proxy materials to participate and submit questions.
We intend to mail a Notice Regarding the Availability of Proxy Materials (the “Notice”) or our proxy materials to all stockholders of record entitled to vote at the Annual Meeting on or about April 18, 2022. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials.
All references to us, we, our, the Company and Kratos refer to Kratos Defense & Security Solutions, Inc., a Delaware corporation, and its subsidiaries.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 14, 2022:
        Our Notice of Annual Meeting of Stockholders, proxy statement and 2021 Annual Report on Form 10-K are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.
Solicitation and Revocation of Proxy
Our Board is soliciting the accompanying proxy. In accordance with unanimous recommendations of our Board, the individuals named in the proxy will vote all shares represented by proxies in the manner designated, or, if no designation is made, they will vote the proxies FOR the election of all of the director nominees, and FOR each of proposals 2 and 3. In their discretion, the proxy holders named in the proxy are authorized to vote on any matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment of the Annual Meeting. As of the date of this proxy statement, our Board does not know of any other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. The individuals acting as proxies will not vote on a particular matter if the proxy card representing those shares instructs them to abstain from voting on that matter or to the extent a proxy card is marked to show that some of the shares represented by the proxy card are not to be voted.
If you give a proxy, you may revoke it at any time before the final vote at the Annual Meeting, either:
(1)   by attending the Annual Meeting online at www.virtualshareholdermeeting.com/KTOS2022, revoking your proxy and voting again;
(2)   by sending a written notice that you are revoking your proxy to our Corporate Secretary at 10680 Treena Street, Suite 600, San Diego, California, 92131; or
(3)   by submitting another properly completed and executed proxy card with a later date to us at the above noted address.

Shares Outstanding and Voting Rights
Only stockholders of record as of the record date, April 18, 2022, will be entitled to notice of and to vote at the Annual Meeting or at any continuation, postponement or adjournment of the original meeting. On the record date, our only class of voting stock outstanding was common stock. On April 18, 2022, 124,993,859 shares of common stock were issued and outstanding. Each outstanding share of common stock entitles the holder to one vote on all matters to be voted upon at the Annual Meeting.
How to Vote
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by attending the Annual Meeting virtually at www.virtualshareholdermeeting.com/KTOS2022. You must use the multi-digit Control Number provided with your proxy materials to submit your vote.
If you do not wish to vote during the Annual Meeting or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy using the enclosed proxy card, vote by proxy on the Internet or vote by proxy over the telephone. The procedures for voting by proxy are as follows:
•To vote via the Internet, go to the Internet address stated on your proxy card.
•To vote by telephone, call the number stated on your proxy card.
•To vote by mail, simply mark your proxy card, date, and sign it and return it in the postage-prepaid envelope.
Votes submitted via the Internet or by telephone must be received by 11:59 p.m. Eastern Time on June 13, 2022. Submitting your proxy via the Internet or by telephone will not affect your right to vote should you decide to attend the Annual Meeting virtually online through the link at www.virtualshareholdermeeting.com/KTOS2022. If voting by mail, the proxy card must be received prior to the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to submit your proxy to vote your shares in advance of the Annual Meeting.
        We provide Internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet and telephone access, such as usage charges from Internet access providers and telephone companies.
Beneficial Owner: Shares Registered in the Name of Your Broker, Bank or Other Agent
If at the close of business on April 18, 2022 your shares of common stock were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and you will receive a proxy card and voting instructions from that organization. Your broker, bank or other nominee will allow you to deliver your voting instructions via the Internet and may also permit you to submit your voting instructions by telephone.
Please note that if your shares are held of record by a broker, bank or other nominee and you decide to attend and vote at the Annual Meeting virtually, you must use the multi-digit Control Number provided with your proxy materials to submit your vote.
Voting Kratos Shares Held Through the Kratos 401(k) Plan
The Kratos 401(k) Plan provides that the trustee of the plan will vote the shares of our common stock that are not directly voted by the participants in the plan. If the trustee does not receive voting instructions from participants in the Kratos 401(k) Plan, the trustee may vote the shares of our common stock under such plan in the same proportion as the shares voted by all other respective plan participants. If the trustee receives a signed but not voted proxy card, the trustee will vote such shares of our common stock according to the Board’s recommendations.

Counting of Votes; Quorum
The inspector of election appointed for the meeting by our Board will count the votes cast by proxy or virtually at the Annual Meeting. The inspector will count those votes to determine whether or not a quorum is present.
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of common stock entitled to vote are represented by votes at the Annual Meeting or by proxy. At the close of business on April 18, 2022, the record date for the Annual Meeting, there were 124,993,859 shares of common stock outstanding and entitled to vote at the Annual Meeting.
Your shares will be counted toward the quorum only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other nominee) or if you vote virtually at the Annual Meeting. Abstentions will be counted toward the quorum requirement. Broker non-votes will also be counted toward the quorum requirement. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date to provide the Company with the opportunity to establish a quorum.
Required Vote
The following is a summary of the voting requirements that apply to the proposals discussed in this proxy statement:

Proposal		Vote Required	Discretionary Voting Allowed?
1.	Election of Directors	Plurality	No
2.	Ratification of Selection of Independent Registered Public Accounting Firm	Majority	Yes
3.	Advisory Vote to Approve the Compensation of Our Named Executive Officers	Majority	No
Our Board unanimously recommends a vote “FOR” the election of all of the director nominees and “FOR” each of proposals 2 and 3.
A “plurality” means, with regard to the election of directors, that the eight nominees for director receiving the greatest number of “for” votes from our shares entitled to vote will be elected.
A “majority” means that a proposal will pass if it receives a number of “for” votes that is a majority of the shares of common stock present virtually or represented by proxy and entitled to vote at the Annual Meeting.
“Discretionary voting” occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which rules permit such bank, broker, or other holder of record to vote. As noted below, when banks, brokers, and other holders of record are not permitted under the rules to vote the beneficial owner’s shares, the affected shares are referred to as “broker non-votes.”
Although the advisory vote on Proposal No. 3 is non-binding, as provided by law, our Board and Compensation Committee will review the results of the votes and, consistent with our record of stockholder engagement, will take the results into account in making future determinations concerning executive compensation.
Effect of Withhold Authority Votes, Abstentions and Broker Non-Votes
Withhold Votes: Shares subject to instructions to withhold authority to vote on the election of directors will not be voted. This will have no effect on the election of directors because, under plurality voting rules, the eight director nominees receiving the highest number of “for” votes will be elected. However, if any nominee for director receives a greater number of votes “withheld” than votes “for” his or her election, our corporate governance policies require that such person must promptly tender his or her resignation to the Board following certification of the vote. Within 60 days after the election, any such resignation will be reviewed by our Nominating and Corporate Governance Committee and, within 90 days after the election, the Board will determine whether to accept, reject or take other appropriate action with respect to the resignation.
Abstentions:    Under Delaware law (under which Kratos is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting. Therefore, abstentions will have the same effect as a vote “against”: Proposal No. 2—Ratification of Selection of Independent Registered Public Accounting Firm; and Proposal No. 3—Advisory Vote to Approve the Compensation of our Named Executive Officers.
Broker Non-Votes:    Under rules that govern banks, brokers and others who have record ownership of company stock held in brokerage accounts for their clients who beneficially own the shares, these banks, brokers and other such holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote the non-discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote.”
Banks, brokers, and other such record holders are not permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors, or on executive compensation matters. Because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting, they will have no effect on the outcome of the votes on: Proposa1 No. 1—Election of Directors; and Proposal No. 3—Advisory Vote to Approve the Compensation of our Named Executive Officers. As a result, if you hold your shares in street name and you do not instruct your bank, broker, or other such holder how to vote your shares in the election of directors, and on the advisory vote related to the compensation of our named executive officers, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. The proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2022 should be considered a routine matter. Therefore, your broker will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name.
Delivery of Notice of Internet Availability of Proxy Materials; Delivery of Multiple Proxy Materials
Under rules adopted by the SEC, we may provide access to our proxy materials over the Internet. Accordingly, we are sending the Notice to some of our stockholders of record. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Notice will tell you how to access and review the proxy materials over the Internet at www.proxyvote.com. The Notice also tells you how to access your proxy card to vote over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.
If you received more than one package of proxy materials, this means that you have multiple accounts holding shares of Kratos common stock. These may include: accounts with our transfer agent, EQ Shareowner Services; shares held in Kratos’ 401(k) Plan or employee stock purchase plan (“Purchase Plan”); and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.
Cost and Method of Solicitation
We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers, other employees, or consultants. No additional compensation will be paid to directors, officers, or other regular employees for such services. We have retained Georgeson Inc. to act as a proxy solicitor for a fee estimated to be $8,500, plus reimbursement of out-of-pocket expenses. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.
Stockholder List
A complete list of registered stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose related to the meeting, for ten days prior to the date of the Annual Meeting during ordinary business hours at our principal place of business located at 10680 Treena Street, Suite 600, San Diego, California, 92131. The list will also be available electronically at www.virtualshareholdermeeting.com/KTOS2022 during the Annual Meeting.
Admission to the Annual Meeting
If you plan to attend the meeting virtually, to participate you must access the virtual meeting at www.virtualshareholdermeeting.com/KTOS2022 and use the multi-digit Control Number provided with your proxy materials. Our virtual meeting platform, which will be provided by Broadridge Financial Solutions, allows all participating stockholders to submit questions during the Annual Meeting. In addition, it also allows our stockholders to vote on proposals online. We believe that our virtual platform increases stockholder participation while at the same time affording the same rights and opportunities to participate as stockholders would have at a physical annual meeting. A support number will be visible 15 minutes prior to the meeting on the virtual meeting landing page if you may need assistance.
Voting Results
Voting results are expected to be announced at the Annual Meeting and will also be disclosed in a Current Report on Form 8-K (the “Form 8-K”) that we will file with the SEC within four business days of the date of the Annual Meeting. In the event the results disclosed in our Form 8-K are preliminary, we will subsequently amend the Form 8-K to report the final voting results within four business days of the date that such results are known.

CORPORATE GOVERNANCE
Overview
We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our stockholders well and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and Code of Ethics, together with our certificate of incorporation, bylaws, and the charters of the committees of our Board (the “Committees”), form the basis for our corporate governance framework. As discussed below, our Board has established three standing committees to assist it in fulfilling its responsibilities to the Company and its stockholders: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its responsibilities and to serve the interests of the Company and our stockholders. The Corporate Governance Guidelines are available for review on our website at www.kratosdefense.com/about-kratos/governance. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement.
Director Independence
Our Board has unanimously determined that six of our directors standing for re-election, Mr. Anderson, Mr. Hoglund, Mr. Jarvis, Mr. Liberatore, Ms. Judd and Ms. Zegart, who constitute a majority of the Board, are “independent” directors as that term is defined by NASDAQ Marketplace Rule 5605(a)(2). In making this determination, the Board has affirmatively determined, considering broadly all relevant facts and circumstances regarding each independent director, that none of the independent directors have a material relationship with us (either directly or as a partner, stockholder, officer or affiliate of an organization that has a relationship with us) that would interfere with the director’s ability to exercise independent judgment in carrying out his or her responsibilities as a director. In addition, based upon NASDAQ Marketplace Rule 5605(a)(2), the Board determined that Mr. DeMarco and Ms. Lund are not “independent” because he is the Company’s President and Chief Executive Officer and she is the Company’s Executive Vice President and Chief Financial Officer.
Nominations for Directors
The Nominating and Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. As provided by our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will consider and evaluate any recommendation for director nominees proposed by a stockholder or group of stockholders that has continuously held at least 3% of the outstanding shares of our common stock entitled to vote at the annual meeting of stockholders for at least three years by the date the stockholder makes the recommendation and who satisfies the notice, information and consent provisions set forth in our Second Amended and Restated Bylaws, as amended (the “Bylaws”). The Nominating and Corporate Governance Committee will use the same evaluation process for director nominees recommended by stockholders as it uses for other director nominees.
See “Stockholder Proposals” below for additional information regarding the content and timing of the information that must be received by our Corporate Secretary for a director nominee to be considered for election at our 2023 Annual Meeting. A printed copy of our Bylaws may be obtained by any stockholder upon request to our Corporate Secretary at Kratos Defense & Security Solutions, Inc., 10680 Treena Street, Suite 600, San Diego, California 92131.
The goal of the Nominating and Corporate Governance Committee is to assemble a board of directors that brings a variety of perspectives and skills derived from high quality business and professional experience to Kratos. As stated in our Corporate Governance Guidelines, nominees for director are to be selected on the basis of, among other criteria, experience, knowledge, skills, expertise, integrity, absence of conflicts of interests with the Company, diversity, ability to make analytical inquiries, understanding of or familiarity with our business, products or markets or similar businesses, products or markets, and willingness to devote adequate time and effort to Board responsibilities. Although we do not have a written policy with respect to Board diversity, the Nominating and Corporate Governance Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation.
Additionally, our Bylaws provide that in order to be eligible for election or appointment to the Board, an individual must (i) be at least 21 years of age, (ii) have the ability to be present, in person, at all regular and special meetings of the Board, and (iii) either (a) have substantial relevant experience in the national defense and security industry or (b) have, or be able to obtain, a U.S. government issued security clearance relevant to our business. In addition to the foregoing, no person shall be eligible for election or appointment to the Board if such person has been convicted of a crime involving dishonesty or breach of trust or if such person is currently charged with the commission of or participation in such a crime. The Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in Kratos’ best interests and the best interests of our stockholders. The Nominating and Corporate Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of our Board must meet the criteria for an “audit committee financial expert” as defined by SEC rules, and at least a majority of the members of our Board must meet the definition of “independent director” under the NASDAQ Marketplace Rules or the listing standards of any other applicable self- regulatory organization. The Nominating and Corporate Governance Committee also recognizes that NASDAQ and several states are considering or have implemented rules establishing board diversity and disclosure requirements. The Nominating and Corporate Governance Committee also believes it to be appropriate for certain key members of our management to participate as members of our Board.
The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of our Board willing to continue to serve. Current members of our Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective. If any member of our Board does not wish to be considered for re-election at an upcoming annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. In such cases, all of the members of our Board are polled for suggestions as to individuals meeting the criteria for nomination to our Board. Research may also be performed to identify qualified individuals. If the Nominating and Corporate Governance Committee believes that our Board requires additional candidates for nomination, it may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third-party search firm to assist in identifying qualified candidates.
All directors and director nominees are required to submit a completed directors’ and officers’ questionnaire as part of the nominating process. At the discretion of the Nominating and Corporate Governance Committee, the nominating process may also include interviews and additional background and reference checks for non-incumbent nominees.
Stockholder Communications with Directors
The Board has adopted a Stockholder Communications with Directors Policy. The Stockholder Communications with Directors Policy is available for review on our website at www.kratosdefense.com/about-kratos/governance. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. Stockholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail. Stockholders should indicate that they are a Company stockholder. Those who wish to send such communications may do so by addressing their communication to: Chairman of the Board or Board of Directors, c/o Corporate Secretary, Kratos Defense & Security Solutions, Inc., 10680 Treena Street, Suite 600, San Diego, California 92131.
The Board has instructed the Corporate Secretary to review all communications so received and to exercise her discretion, in consultation with legal counsel, not to forward to the Board correspondence if there are safety, security, appropriateness or other concerns that mitigate against delivery. However, the Board or individual directors so addressed shall be advised of any correspondence withheld and any director may at any time request the Corporate Secretary to forward any and all communications received by the Corporate Secretary but not forwarded to the directors.
Code of Ethics
Our Board has adopted a Code of Ethics that applies to all of our directors, officers, and employees. The Code of Ethics is available for review on our website at www.kratosdefense.com/about-kratos/governance and is also available in print, without charge, to any stockholder who requests a copy by writing to us at Kratos Defense & Security Solutions, Inc., 10680 Treena Street, Suite 600, San Diego, California, 92131, Attention: Investor Relations. Each of our directors, employees, and officers, including our Chief Executive Officer, Chief Financial Officer and Corporate Controller, are required to comply with the Code of Ethics. The Audit Committee is responsible for reviewing all amendments to the Code of Ethics and providing for prompt disclosure of all amendments and waivers required to be disclosed under applicable law; provided that any substantive change to or waiver of the Code of Ethics for executive officers or directors must be approved by the Board. We will disclose future amendments to our Code of Ethics or waivers required to be disclosed under applicable law from our Code of Ethics for our executive officers or directors on our website, www.kratosdefense.com, within four business days following the date of the amendment or waiver. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement.
Meetings and Committees of the Board
Our Board is responsible for overseeing the management of our business. We keep our directors informed of our business at meetings and through reports and analyses presented to the Board and the Committees. Regular communications between our directors and management also occur apart from meetings of the Board and the Committees.
Meeting Attendance
Our Board normally meets quarterly but may hold additional meetings as required. During fiscal year 2021, the Board held four regularly scheduled meetings, and two special meetings. Each of our directors attended 75% or more of the aggregate of the total number of Board meetings and the total number of meetings of each Committee on which he or she was serving. All eight of our directors attended last year’s annual meeting of stockholders.
Our Board has adopted a “Board Member Attendance at Annual Meetings Policy,” which strongly encourages all directors to attend the Company’s annual meetings of stockholders. The full policy is available for review on our website at www.kratosdefense.com/about-kratos/governance.
Executive Sessions
Executive sessions of independent non-employee directors are held in connection with each regularly scheduled Board meeting and at other times as necessary, and are chaired by our Chairman of the Board. The Board’s policy is to hold executive sessions without the presence of management, including the Chief Executive Officer and other non-independent directors. The Committees of our Board may also meet in executive session at the end of each Committee meeting. Executive sessions of the Audit Committee and Compensation Committee are routinely held with the regularly scheduled meetings of the respective Committees.
Committees of the Board
Our Board currently has three standing Committees to facilitate and assist the Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee
Our Audit Committee consists of Mr. Anderson (Chairperson), Mr. Hoglund, Mr. Jarvis, and Ms. Judd. Our Board has affirmatively determined that each member of the Audit Committee is independent under NASDAQ Marketplace Rule 5605(a)(2) and meets the independence and all other qualifications under NASDAQ Marketplace Rule 5605(c), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and applicable rules of the SEC. Our Board has also affirmatively determined that Ms. Judd qualifies as an “audit committee financial expert” as such term is defined in Regulation S-K under the Securities Act of 1933, as amended. During 2021, the Audit Committee met seven times.
The Audit Committee acts pursuant to a written charter, which is available for review on our website at www.kratosdefense.com/about-kratos/governance. The responsibilities of the Audit Committee include overseeing, reviewing, and evaluating our financial statements, accounting and financial reporting processes, disclosure controls, internal control functions and the audits of our financial statements. The Audit Committee is also responsible for the appointment, compensation, retention, and, as necessary, termination of our independent auditors. Additional information regarding the Audit Committee is set forth below in the “Report of the Audit Committee”.
Compensation Committee
Our Compensation Committee consists of Mr. Hoglund, Mr. Jarvis (Chairperson) and Ms. Judd. Our Board has affirmatively determined that each member of the Compensation Committee is independent as such term is defined under NASDAQ Marketplace Rule 5605(a)(2) and meets the independence and all other qualifications under NASDAQ Marketplace Rule 5605(d). During 2021, the Compensation Committee formally met four times and had further additional discussions as it deemed appropriate. Our Board has adopted a charter for the Compensation Committee, which is available for review on our website at www.kratosdefense.com/about-kratos/governance. The Compensation Committee reviews and makes recommendations to our Board concerning the compensation benefits of our executive officers (including the Chief Executive Officer) and directors, oversees the administration of our equity and employee benefits plans, reviews our management of human capital risk, and reviews general policies relating to compensation and benefits. In accordance with NASDAQ Marketplace Rule 5605(d), the Compensation Committee evaluates the independence of each compensation consultant, outside counsel and advisor retained by or providing advice to the Compensation Committee. The “Compensation Discussion and Analysis” section below provides additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive compensation.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Ms. Zegart (Chairperson), Mr. Anderson, Mr. Hoglund, Mr. Jarvis, and Mr. Liberatore. Our Board has affirmatively determined that each member of the Nominating and Corporate Governance Committee is independent as such term is defined under NASDAQ Marketplace Rule 5605(a)(2). The Nominating and Corporate Governance Committee evaluates and recommends to the Board nominees for each election of directors. The Nominating and Corporate Governance Committee met four times in 2021. Our Board has adopted a charter for the Nominating and Corporate Governance Committee, which is available for review on our website at www.kratosdefense.com/about-kratos/governance. The responsibilities of the Nominating and Corporate Governance Committee include making recommendations to the Board with respect to the nominations or elections of directors and providing oversight of our corporate governance policies and practices, including matters of corporate responsibility and sustainability with regard to the potential long- and short-term trends and impacts to the Company’s business of environmental, social and governance issues and the public reporting on these topics.
Board and Committee Effectiveness
The Board, and each of its Committees, performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations. The Board and Committee evaluations cover a wide range of topics, including, among others, the fulfillment of the Board and Committee responsibilities identified in the Corporate Governance Guidelines and charters for each Committee.

Board Leadership Structure
The Board believes that its current independent Board structure is best for our Company and provides good corporate governance and accountability. The Board does not have a fixed policy regarding the separation of the roles of the Chairman of the Board and the Chief Executive Officer because it believes the Board should be able to freely select the Chairman of the Board based on criteria that it deems to be in the best interests of the Company and its stockholders. The functions of the Board are carried out by the full Board, and when delegated, by the Committees. Each director is a full and equal participant in the major strategic and policy decisions of our Company.
The Board believes that the current structure of a separate Chairman of the Board and Chief Executive Officer is the optimum structure for the Company at this time, taking into consideration Mr. DeMarco’s active role in pursuing the Company’s business and strategic plans.
Board Role in Risk Management
The risk oversight function of the Board is carried out by the Board and each of its Committees, with the primary responsibility for identifying and managing risk at the Company resting with senior management. While the risk oversight function and matters of strategic risk are considered by the Board as a whole, each of the Committees has the following risk oversight responsibilities:
•As provided in its charter, the Audit Committee meets periodically with management to discuss our major financial and operating risk exposures and the steps, guidelines and policies taken or implemented relating to risk assessment and risk management. Each quarter, our head of Internal Audit reports directly to the Audit Committee on the activities of our internal audit function and at least annually our General Counsel reports directly to the Audit Committee on our ethics and compliance program. Management also reports to the Audit Committee on legal, finance, accounting, and tax matters at least quarterly. The Board is provided with reports on legal matters at least quarterly and on other matters related to risk oversight on an as-needed basis. The Audit Committee typically also has executive meetings with the internal auditors and external auditors without senior management.
•As provided in its charter, the Nominating and Corporate Governance Committee considers risks related to regulatory and compliance matters.
•As provided in its charter, the Compensation Committee considers risks related to the design of the Company’s compensation programs for our executives and the management of our human capital risk.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2021, no members of our Compensation Committee were officers or employees of Kratos or any of our subsidiaries or had any relationship otherwise requiring disclosure hereunder. In addition, none of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or our Compensation Committee.
Certain Relationships and Related Party Transactions
None of our directors are a party to any agreement or arrangement relating to compensation provided by a third party in connection with their service on the Board that would be required to be disclosed pursuant to NASDAQ Rule 5250(b)(3).

Procedures for Approval of Related Party Transactions
Under its charter, the Audit Committee is charged with reviewing all potential related party transactions. Our policy has been that the Audit Committee, which is comprised solely of independent, disinterested directors, is responsible for reviewing and approving related party transactions. All such related party transactions are then reported where required under applicable SEC rules. With respect to related party transactions involving certain suppliers or customers of which an executive officer or director of the Company holds a controlling ownership interest, the Audit Committee has delegated authority to the Chief Executive Officer to review and approve such transactions, subject to management presenting approved transactions to the Audit Committee on at least a quarterly basis for further review and ratification by the Audit Committee. Aside from this policy and procedure, we have not adopted additional procedures for review of, or standards for approval of, related party transactions but instead review such transactions on a case-by-case basis.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board currently consists of eight directors, six of whom are independent directors within the meaning of the listing standards of The NASDAQ Stock Market (“NASDAQ”), and all of whom are standing for re-election to the Board at the Annual Meeting. All directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders or until their successor has been duly elected and qualified, or until their earlier death, resignation, or removal.
Our Board has designated the persons named below as nominees for election of directors. All nominees are currently serving as directors of the Company. If elected at the Annual Meeting, each of the nominees will serve until our 2023 Annual Meeting of Stockholders, or until their successors are duly elected and qualified.
At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement.
Information Regarding Directors
Nominees for Election to the Board:

Name	Age	Committees
Scott Anderson	63	Audit Committee (Chair) Nominating and Corporate Governance Committee
Eric DeMarco	58
William Hoglund, Chairman	68	Audit Committee Compensation Committee Nominating and Corporate Governance Committee
Scot Jarvis	61	Audit Committee Compensation Committee (Chair) Nominating and Corporate Governance Committee
Jane Judd	75	Audit Committee & Designated Financial Expert Compensation Committee
Samuel Liberatore	84	Nominating and Corporate Governance Committee
Deanna Lund	54
Amy Zegart	54	Nominating and Corporate Governance Committee (Chair)
Scott Anderson
Scott Anderson has served as a director since March 1997. Mr. Anderson was President and Chief Executive Officer of NE Wireless Networks, LLC, a wireless telecommunications provider in Maine, from September 2013 through the 2018-2020 sale and transition of its assets to a major telecommunications provider. Mr. Anderson has been a principal of Cedar Grove Partners, LLC, an investment partnership, since 1997, and a principal of Cedar Grove Investments, LLC, a private seed capital firm, since 1998. Mr. Anderson was with McCaw Cellular/AT&T Wireless, most recently as Senior Vice President of the Acquisitions and Development group, from 1986 until 1997. Before joining McCaw Cellular in 1986, Mr. Anderson was engaged in private law practice. More recently, Mr. Anderson served on the board of directors and was Audit Committee Chairman of SunCom Wireless Holdings, Inc. until its acquisition by T‑Mobile USA, Inc. in February 2008. Mr. Anderson was also a director of TC Global, Inc., a public company registrant, from July 2010 to November 2013. He currently serves on the board of directors of several private companies, including Globys, Inc., PowerLight, Inc., Saltchuk, Inc., and Anvil Corp.; he is the Chairman of the board of directors of Opanga, Inc., and serves as an advisor to the board of directors of Tupl, Inc., both of which are also private companies. Mr. Anderson received a bachelor’s degree in History from the University of Washington, magna cum laude, and a law degree from the University of Washington Law School, with highest honors. Mr. Anderson’s formal legal training, extensive experience in mergers and acquisitions, experience with litigation matters, and experience on public company boards and audit committees provide important resources in his service on our Board and in his capacity as the chairman of our Audit Committee. Mr. Anderson holds a Top Secret National Security Clearance.

Eric DeMarco
Eric DeMarco joined Kratos in November 2003 as President and Chief Operating Officer. Mr. DeMarco was appointed as a director and assumed the role of Chief Executive Officer effective April 1, 2004. Prior to joining the Company, Mr. DeMarco served as President and Chief Operating Officer of The Titan Corporation (“Titan”), then a NYSE-listed corporation, prior to its acquisition by L-3 Communications. Prior to his being named President and Chief Operating Officer, Mr. DeMarco served as Executive Vice President and Chief Financial Officer of Titan. Prior to joining Titan, Mr. DeMarco served in a variety of public accounting positions primarily focusing on large multi-national corporations and publicly traded companies. Mr. DeMarco received a bachelor’s degree in Business Administration and Finance, summa cum laude, from the University of New Hampshire. Under Mr. DeMarco, we successfully transitioned from a wireless communications company to a national defense and homeland security product solutions business through both organic growth and strategic acquisitions. Mr. DeMarco’s in-depth knowledge of our business and operations, his experience in the defense contracting industry, and his experience with publicly traded companies position him well to serve as our Chief Executive Officer and a member of our Board. Mr. DeMarco holds a Top Secret National Security Clearance.
William Hoglund
William Hoglund has served as a director since February 2001 and Chairman of the Board since June 2009. Mr. Hoglund has been an owner of SAFE Boats International, a leading manufacturer of vessels for military, law enforcement, and commercial purposes, since 2000, and has served as a director of SAFE Boats International since 2000. Beginning in November 2021, Mr. Hoglund is also a director of Bridger Trust, a Wyoming Trust Company. From 1994 to 2000, Mr. Hoglund served as Vice President and Chief Financial Officer of Eagle River, LLC, a private investment company. During his tenure at Eagle River, Mr. Hoglund served as a director of Nextel Communications, Inc. and Nextlink Communications, Inc. From 1977 to 1994, Mr. Hoglund worked for J.P. Morgan & Co. and several of its subsidiaries. Mr. Hoglund held a variety of positions in J.P. Morgan’s commercial and investment banking operations. Mr. Hoglund received a bachelor’s degree in Management Science and German Literature, cum laude, from Duke University and a master’s degree in Business Administration from the University of Chicago Booth School of Business. Mr. Hoglund’s financial experience and expertise in both the public and private marketplace make him well suited for his role as a member of the Audit Committee. He also brings significant experience in the defense contracting industry. He has served on various independent committees of the Board, has taken an active leadership role, and is well qualified to serve as the Chairman of the Board. Mr. Hoglund holds a Top Secret National Security Clearance.
Scot Jarvis
Scot Jarvis has served as a director since February 1997. Mr. Jarvis co‑founded Cedar Grove Partners, LLC in 1997, an investment and consulting/advisory partnership with a focus on wireless communications investments. Prior to co‑founding Cedar Grove, Mr. Jarvis served as a senior executive of Eagle River, Inc., an investment firm owned by Craig McCaw. While at Eagle River he founded Nextlink Communications on behalf of McCaw and served on its board of directors. He has also served on the board of directors of Nextel Communications, NextG Networks, Inc., Leap Wireless, and Rootmetrics, Inc. From 1985 to 1994, Mr. Jarvis served in several executive capacities at McCaw Cellular Communications until it was sold to AT&T. Mr. Jarvis served on the board of directors of Vitesse Semiconductor from 2012 until its acquisition by Microsemi Corporation in April 2015. Mr. Jarvis currently serves on the board of directors of Airspan Networks (since 2011), MobiTV (since 2013), Spectrum Effect (since February 2018), and Slingshot Sports (since 1999). Mr. Jarvis is a venture partner with Oak Investment Partners, a multi‑stage venture capital firm. Mr. Jarvis holds a bachelor’s degree in Business Administration from the University of Washington. Mr. Jarvis has extensive experience with mergers and acquisitions transactions, which has been of particular significance to the Board during the Company’s pursuit of growth strategies through mergers and acquisitions. Mr. Jarvis holds a Top Secret National Security Clearance.

Jane Judd
Jane Judd has served as a director since January 2011. Prior to her retirement in 2006, Ms. Judd served as Senior Vice President, Chief Financial Officer, and a member of the board of directors of Telisimo International, a communications company, from May 1996 to November 2006. Prior to that, Ms. Judd was Vice President and Corporate Controller of Titan from April 1986 to May 1996. Titan was a publicly traded major national defense services and solutions provider before its acquisition by L-3 Communications in 2005. Ms. Judd is a Certified Public Accountant, and she received a bachelor’s degree in Accounting from the University of Utah in 1976. Ms. Judd brings financial experience and expertise to the Board with her background in public accounting and financial leadership roles, which includes experience in the defense services industry. With these skills, Ms. Judd is well qualified to serve as the designated audit committee financial expert for our Board. Ms. Judd holds a Top Secret National Security Clearance.
Samuel Liberatore
Samuel Liberatore has served as a director since January 2009. Prior to that time, Mr. Liberatore was the Chief Operating Officer for Madison Research Corporation, building it from approximately $3 million in annual revenues to $64 million, until its acquisition by Kratos in 2006, and was President of Kratos’ Weapon Systems Solutions (Madison Research) division until he retired in December 2008. Beginning in July 1994 and until June 2001, Mr. Liberatore served as Program Manager and lead engineer in support of the PAC-3 missile program for Madison Research Corporation. From 1989 to 1994, he served as Director of Ballistic Missile Defense of BDM International. Mr. Liberatore served for 30 years in the U.S. Army, where he held a variety of positions related to weapon system operations, research, development, and acquisition before retiring as a Colonel in 1989. He holds a bachelor’s degree in Mathematics from Loyola College, Baltimore and a master’s degree in Guided Missile Engineering from the University of Texas, El Paso. In addition to normal operational and command assignments, Mr. Liberatore was the Project Manager for the HAWK missile system and Chief of Missiles and Air Defense Systems at Headquarters Department of the Army for the research, development and acquisition of all U.S. Army missile and air defense systems. Mr. Liberatore brings to the Board prior experience as a military officer, extensive experience and expertise working in the missile defense industry, and recent experience working in the defense contracting industry. Mr. Liberatore holds a Top Secret National Security Clearance.
Deanna Lund
Deanna Lund has served as Kratos’ Executive Vice President and Chief Financial Officer since April 2004 and as a director since May 2021. Prior to joining Kratos, Ms. Lund most recently served as Vice President and Corporate Controller of Titan from July 1998 to 2004, then a NYSE-listed corporation, prior to its acquisition by L-3 Communications, and as its Corporate Controller beginning in December 1996. Ms. Lund was also Titan’s Corporate Manager of Operations Analysis from 1993 to 1996. Prior to that time, Ms. Lund worked for Arthur Andersen LLP. Ms. Lund received a bachelor’s degree in Accounting from San Diego State University, magna cum laude, and is a Certified Public Accountant. Ms. Lund holds a Top Secret National Security Clearance.
Amy Zegart
Amy Zegart has served as a director since September 2014. Ms. Zegart is the Morris Arnold and Nona Jean Cox Senior Fellow at the Hoover Institution, a professor of political science (by courtesy) at Stanford University, and a senior fellow at the Center for International Security and Cooperation, Freeman Spogli Institute for International Studies, Stanford University. She also directs the Hoover Institution’s National Security Affairs Fellows program for military leaders and diplomats and chairs Stanford’s Artificial Intelligence and International Security Steering Committee. Since January 2019, Ms. Zegart has served as a director, Audit Committee member, and Contracts Committee member for the board of The Capital Group (American Funds), a private company. Until 2011, she served as professor of public policy at UCLA’s Luskin School of Public Affairs. An award‑ winning author, Ms. Zegart’s research examines the organizational challenges of American national security agencies, U.S. foreign policy, cybersecurity, and global political risk. For several years, she has co-taught a Stanford MBA course with Condoleezza Rice about how business leaders can manage political risk. Their co-authored book on the subject, Political Risk, was published in May 2018. Ms. Zegart served on the Clinton administration’s National Security Council staff and as a foreign policy adviser to the Bush‑Cheney 2000 presidential campaign. She has testified before the Senate Intelligence Committee, provided training to the U.S. Marine Corps, and advised officials on intelligence and homeland security matters. She has served on the National Academies of Science Panel to Improve Intelligence Analysis, the FBI Intelligence Analysts Association National Advisory Board, the Los Angeles

Police Department’s Counter‑Terrorism and Community Police Advisory Board, and the Secretary of Energy Advisory Board Task Force on Nuclear Nonproliferation. She is a lifetime member of the Council on Foreign Relations. Prior to her academic career, she was a management consultant at McKinsey & Company. A former Fulbright scholar, Ms. Zegart received an A.B. in East Asian Studies magna cum laude from Harvard University and an M.A. and Ph.D. in Political Science from Stanford University. Ms. Zegart brings significant knowledge on national and international security issues to the Board. Ms. Zegart holds a Top Secret National Security Clearance.

Board Diversity

As described above and presented in the chart below, the nominees to our Board bring a diverse mix of highly relevant and complementary skills, experiences and backgrounds, which facilitates strong oversight of the Company’s strategy to innovate and disrupt the traditional National Security government contracting industry, including by rapidly developing and fielding affordable, leading technology systems and products. During 2021, the Board added Deanna Lund as a member as part of the Board’s continued evolution of its membership to help ensure it continues to have the right mix of skills, experiences and backgrounds for a well-rounded Board that is positioned to effectively oversee the Company’s strategy.

Board Diversity Matrix (as of April 22, 2022)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity	3	5	—	—
Directors
Part II: Demographic Background
Asian	1	—	—	—
White	2	5	—	—
Directors who are Military Veterans: 1

In addition to gender and demographic diversity, we also recognize the value of other diverse attributes that directors may bring to our Board, including veterans of the U.S. military. We are proud to report that of our eight current directors, one is also a military veteran with 30 years of service.

Executive Management Diversity

Consistent with the Company’s diverse mix of nominees to our Board, the Company also employs a similar philosophy in its composition of its Executive Officers. We are proud to present an Executive Management Team that has a wide range of experience, backgrounds and demographics. Our eleven Executive Officers include three female officers, two of whom identify as Asian and one as Hispanic/Latinx. With nearly one-third of our Executive Officers identifying as female and representing an underrepresented community, our Executive Management Team is reflective of the Company’s support of a culture of inclusion. Additionally, one of our Executive Officers is a military veteran. Our Executive Management Team leverages such diverse experiences, perspectives and capabilities in order to execute the Company’s strategy of innovating and disrupting the traditional National Security government contracting industry by rapidly developing and fielding affordable, leading technology systems and products. Additional details regarding the skills and experience of our Executive Officers can be found on page 28 of this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 25, 2022. Deloitte was appointed as our independent registered public accounting firm in June 2013. Representatives of Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.
Audit and Other Fees
As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, by the Company’s independent registered public accounting firm is compatible with maintaining their independence.
The following table sets forth the aggregate fees for services provided to us by Deloitte for the fiscal years ended December 27, 2020 and December 26, 2021. All fees described below were approved by the Audit Committee.

	Fiscal 2020	Fiscal 2021
Audit Fees(1)	$1,798,693	$1,977,193
Audit-Related Fees(2)	135,950	162,697
Tax Fees(3)	236,519	137,741
TOTAL	$2,171,162	$2,277,631

__________________________________________________________________________________________________________
(1)Audit Fees consist of fees billed and expected to be billed for professional services rendered for the integrated audit of Kratos’ consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports, services related to compliance with the provisions of the Sarbanes-Oxley Act, Section 404, and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.
(2)Audit-Related Fees consist of fees billed for professional services rendered by Deloitte that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported above as Audit Fees.
(3)Tax Fees consist of fees billed and expected to be billed related to the review of our tax accruals and tax returns.

Audit Committee Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. Since June 2013, each new engagement of Deloitte has been approved in advance by the Audit Committee. All of the services of Deloitte for 2020 and 2021 described above were approved in advance by the Audit Committee.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 25, 2022.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS
At the 2022 Annual Meeting, our stockholders will be asked to provide an advisory vote relating to the compensation of our named executive officers during fiscal year 2021. The Compensation Committee sets target direct compensation at a level commensurate with the executives’ and the Company’s performance relative to our Compensation Peer Group (as defined below) utilizing individual and market measures. In addition, the Compensation Committee has determined that a significant portion of our executives’ compensation should be provided in the form of variable, performance-based compensation that directly links our executives’ compensation to the Company’s long-term performance.
The Company’s strategy is to continue to grow our business as a proprietary systems, products, solutions and intellectual property based national security company. The Company’s core businesses are unmanned systems, space and satellite communications, microwave electronics, cybersecurity/warfare, rocket, hypersonic and missile defense systems, turbine technologies, Command, Control, Communication, Computing, Combat, Intelligence Surveillance and Reconnaissance (“C5ISR”) Systems and training systems. A key element of the Company’s differentiated strategy is our demonstrated ability to rapidly design, develop, demonstrate and field disruptive, transformative and leading technology products and systems at an affordable cost. The Board and the Compensation Committee believe that our executive compensation programs have played an important role in the Company’s progress in achieving its key strategic goals as well as its ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our Company.
Our Compensation Committee believes that our executive compensation programs are structured in an effective manner to support the Company, our stated strategy, and our business objectives.
•Our compensation programs are substantially tied to our key business and strategic objectives and the interests of our stockholders. If the value we deliver to our stockholders declines, so does a primary element of the compensation we deliver to our executives.
•We maintain a very high level of corporate governance over our executive pay programs.
•We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of a range of market practices; and as described elsewhere in this document, we have a very proactive and robust stockholder outreach, communication and feedback program.
•Our Compensation Committee, Chairman, Chief Executive Officer, and Human Resources Department engage in a rigorous talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.
These compensation practices allow the Company to achieve the following objectives:
•align executive compensation with our stockholders’ interests by placing a significant amount of compensation “at risk” and requiring that a significant portion of our Chief Executive Officer’s and other executive management’s equity grants vest in a manner that is directly tied to the Company’s financial performance and growth;
•incentivize individual performance achievements;
•attract, motivate, develop and retain highly qualified executives; and
•create incentives that drive the entire executive management team to achieve challenging corporate goals that drive superior long-term performance.
As a result of the multi-pronged, proactive efforts to gather feedback from key stockholders regarding our executive compensation that management and the Compensation Committee have undertaken since 2012, our Compensation Committee has taken several actions to align pay with performance and align the interests of our executives and the Company’s stockholders. At the 2021 Annual Meeting, we asked our stockholders to approve, on an advisory basis, the compensation paid to our named executive officers during fiscal year 2020. Our stockholders indicated approval of the compensation of our named executive officers, with 98.04% of the votes cast in favor of the advisory vote to approve named executive officer compensation. The Compensation Committee and our management continued to gather feedback from key stockholders regarding our executive compensation and continued to develop a compensation structure that more closely aligns pay with performance and aligns the interests of our executives with our stockholders. Based on the stockholder approval of the 2020 executive compensation, our Compensation Committee employed many of the same principles in developing our compensation programs for 2021.
In establishing the 2021 executive compensation program, our Compensation Committee considered the achievements made by the Company in 2020, including the continued growth trajectory and success of its Unmanned Aerial Systems (“UAS”) business, with increased revenues of 24.0% from fiscal year 2020 to fiscal year 2021, including 87.8% revenue growth in the Company’s unmanned tactical drone business. The Company has invested over $170 million in its UAS business from 2012 through 2021, including internal research and development, non-recurring engineering, capital expenditures, contract development and other costs related to new high-performance disposable, reusable and attritable UAS platforms. During this investment period, the Company’s Adjusted EBITDA and cash flows were adversely impacted by these investments, as well as by a challenging DoD budgetary environment that adversely impacted the industry as a whole, as a result of the Budget Control Act of 2011 (“BCA”) which limited DoD spending through 2021. However, irrespective of these challenges, the Company successfully executed its stated strategy and business plan, which is discussed in detail in the “Compensation Discussion and Analysis” section of this proxy statement, beginning on page 31.
Kratos’ Compensation Committee applied its philosophy of paying for performance and aligning the Company’s strategy, executive management and stockholder interests in several key manners in 2021, including:
•Maintaining a freeze on 2021 base salaries at 2014 or 2015 compensation levels for our Chief Executive Officer and a majority of our other executive officers.
•Issuing an approximate 50%/50% mix (at target) of performance‑based and time‑based RSUs to incentivize the Company’s executive officers to build long‑term equity value and to align the interests of our executive officers with our stockholders’ interests. Performance-based RSUs granted in 2021 vest 33.3% for every 10% increase in the Company’s Adjusted EBITDA, as compared to the Company’s Adjusted EBITDA for 2020. The performance-based RSUs may vest at the end of each year if the performance goals are satisfied within a five-year period. Time-based RSUs granted in 2021 vest ratably over a five-year period. The Compensation Committee believes that the long-term growth, value, and success of the Company is best measured by growth in Adjusted EBITDA, on which the Company is primarily valued, based on feedback received through our Kratos investor and stockholder outreach and communication plan. Adjusted EBITDA reflects the Company’s return on internal investments made; the profit contribution from growth in revenues; and the expected leverage on the Company’s fixed overhead, manufacturing, research, development and SG&A infrastructure investments. Adjusted EBITDA is also reflective of the quality of the Company’s revenues and revenue growth, and reflective of the expected related increase in the Company’s profits, cash flow and stockholder returns, as strategic initiatives and programs successfully transition from investment to development to production. The Compensation Committee believes that the use of long-term Adjusted EBITDA growth as a performance measure appropriately incentivizes the management team, as it reflects the appropriate long- and short-term balance between near-term investments and new product and system developments made by the Company, while also requiring management focus on adequate and expected long-term returns for Kratos stockholders. The Compensation Committee also believes that the nature of long-term growth in profits or Adjusted EBITDA is different than the short-term nature, as short-term profitability or Adjusted EBITDA is/can be balanced/impacted by that particular year or period’s Federal Government and DoD budget priorities, the size of the DoD budget, DoD budget approval timing, changes in administration or Federal Government or customer agency leadership, the impact of Federal budget CRAs, Federal Government shutdowns or political party impasses, and the Company’s particular investments, revenue mix and program maturity for that period or year, all of which the management team is expected to successfully consider and address. Additionally, the Company has a very robust customer and congressional communication and outreach plan, which is focused on long-term Federal DoD budgets and funding priorities, which are related to the Company and its programs, with which the Company’s success, including long-term Adjusted EBITDA, is closely aligned. The Compensation Committee believes that long-term growth metrics of the Company, including revenue and Adjusted EBITDA, closely align with the overall growth profile expectations of the Company’s stockholders, based on feedback from our recurring stockholder outreach program.
•Issuing bonuses in the first quarter of 2022 in recognition of executive management’s non-financial and financial achievements in 2021.
•Continuing its practice of eliminating excise tax gross-ups in any new change in control agreements or renewals or material amendments of existing change in control agreements.
•Maintaining double trigger vesting upon a change in control (requiring a change in control and a certain common stock closing price increase from the date of grant) on all equity awards granted in 2021, subject to any applicable employment or change of control agreements.
•Continuing the Company’s Anti-Hedging and Anti-Pledging Policy.
•Implementing, effective January 1, 2020, a Stock Ownership Target Guideline of five times base salary for the Chief Executive Officer.
•Maintaining an Incentive Compensation Recoupment Policy for executive officers, which has a broader application than the clawback requirements under the Sarbanes-Oxley Act.
These efforts are discussed in the “Compensation Discussion and Analysis” section of this proxy statement, which begins on page 31.
In light of the above and as discussed in the “Compensation Discussion and Analysis” section of this proxy statement, the Board and the Compensation Committee believe that the compensation of our named executive officers for fiscal year 2021 was appropriate and reasonable, and that our compensation policies and procedures are sound and in the best interests of the Company and its stockholders. Additionally, the Board and the Compensation Committee believe that our compensation policies and procedures are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of our stockholders and motivating our executives to remain with the Company for long and productive careers.
Therefore, our Board and Compensation Committee are again seeking input from our stockholders through this advisory vote to approve the compensation of our named executive officers as described in this proxy statement in the section titled “Compensation Discussion and Analysis” beginning on page 31, in the compensation tables beginning on page 49, and in any related narrative discussion contained in this proxy statement.
Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:
“RESOLVED, that the stockholders of Kratos Defense & Security Solutions, Inc. approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement.”
While this stockholder vote on executive compensation is merely advisory and will not be binding upon us, our Board, or our Compensation Committee, we value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. The next non-binding advisory vote to approve the compensation of our named executive officers will occur at the 2023 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE
As more fully described in its charter, the Audit Committee oversees our financial reporting process and internal control structure on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. The Company’s independent registered public accounting firm is responsible for performing an audit of our annual consolidated financial statements in accordance with generally accepted accounting principles and for issuing a report on those statements and expressing an opinion on the conformity of these audited financial statements. The Audit Committee met seven times during 2021 and met regularly with our independent and internal auditors, both privately and with management present.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 26, 2021. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The Audit Committee is responsible for the engagement of the independent auditors and has appointed Deloitte to serve in that capacity since June 2013. In connection therewith, the Audit Committee: received written disclosures and the letter from the independent auditors pursuant to the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the auditors their independence; reviewed periodically the level of fees approved for payment to Deloitte and the pre-approved non-audit services it has provided to us to ensure their compatibility with Deloitte’s independence; and reviewed Deloitte’s performance, qualifications and quality control procedures.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2021 for filing with the SEC. The Audit Committee also selected Deloitte as our independent auditor for 2022.

Respectfully submitted,
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Scott Anderson, Chairperson William Hoglund Scot Jarvis Jane Judd
        The foregoing Report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) except to the extent we specifically incorporate this report by reference.

EXECUTIVE COMPENSATION
Our Executive Officers
Executive officers are elected by our Board and serve at its discretion. There are no family relationships between any director or executive officer and any other directors or executive officers. Set forth below is information regarding our current executive officers.

Name	Position	Age
Eric DeMarco(1)	Chief Executive Officer and President	58
Deanna Lund (1)	Executive Vice President and Chief Financial Officer	54
Maria Cervantes	Vice President and Corporate Controller	47
Marie Mendoza	Senior Vice President and General Counsel	49
Jonah Adelman	President, Microwave Electronics	71
Phillip Carrai	President, Space, Training & Cyber Solutions	60
David Carter	President, Defense & Rocket Support Services	64
Steven Fendley	President, Unmanned Systems	53
Benjamin Goodwin	Senior Vice President, Corporate Development & Government Affairs	81
Thomas Mills	President, C5ISR Systems	62
Stacey Rock	President, Kratos Turbine Technologies	54
___________________________________________________________________________________________________________
(1)The biographical information for Eric DeMarco and Deanna Lund is provided in the section identifying the Director nominees beginning on page 17.
Each executive officer holds office until his or her respective successor has been appointed, or until his or her earlier death, resignation or dismissal. Historically, our Board has designated our executive officers annually at its first meeting following the annual meeting of stockholders.
        Maria Cervantes has served as the Company’s Vice President, Corporate Controller, and Principal Accounting Officer since May 2016. Ms. Cervantes brings significant accounting, finance, business, and public company experience and skills to the Company. Ms. Cervantes has most recently served as the Company’s Director of Internal Audit since May 2012, where she gained a comprehensive knowledge of the Company’s businesses and operations, including its financial operations and processes. From 2002 to 2012, Ms. Cervantes served in numerous positions, including Senior Manager of SOX and DCAA Compliance and Corporate General Accounting Manager for Science Applications International Corporation. Ms. Cervantes is a Certified Public Accountant and worked as a Senior Auditor with the public accounting firm Pricewaterhouse Coopers. Ms. Cervantes earned a bachelor’s degree in Business Administration with an emphasis on Accounting from the University of San Diego.
        Marie Mendoza has served as the Company’s Senior Vice President and General Counsel since December 2015. Ms. Mendoza previously served as the Company’s Senior Corporate Attorney since December 2011. Prior to joining Kratos, Ms. Mendoza was a Partner with the law firm of Burke, Williams & Sorensen, LLP from 2002 to 2006 and then GCR, LLP in San Diego from 2006 to 2011, where she represented public agencies and commercial companies on a variety of matters including contract negotiation and disputes, labor and employment, construction, board governance, commercial leases, trademark infringement and various other matters. Ms. Mendoza received a bachelor’s degree in Political Science from the University of California, Los Angeles, cum laude, and her law degree from the University of California, Los Angeles School of Law.
        Jonah Adelman has served as the President of the Company’s Microwave Electronics Division since August 2015. Prior to that, Mr. Adelman was the General Manager of the Company’s Electronic Products Division’s Israel business group from its acquisition in March 2011. Mr. Adelman began his professional career as a Research and Development Microwave Engineer at General Microwave Corporation (“GMC”) in Amityville, New York, subsequently moving to Israel where he took part in the establishment of General

Microwave Israel, a subsidiary of GMC. Mr. Adelman served as Chief Microwave Engineer, Assistant General Manager, and since 1990 was General Manager of General Microwave Israel, which Kratos acquired in 2011. Mr. Adelman received a bachelor’s degree in Mathematics and Physics from Brooklyn College, summa cum laude, and a master’s degree in Applied Mathematics from New York University, where he subsequently performed doctoral research in magneto-fluid dynamics. Mr. Adelman is a longtime member of the Institute of Electrical and Electronics Engineers (“IEEE”) and in 2008 received a Certificate of Appreciation from the Microwave Chapter of the Israeli IEEE.
             Phillip Carrai has served as President of the Company’s Space, Training & Cyber Division since December 2009 and was Executive Vice President of the same division from July 2008 to December 2009. Prior to that, Mr. Carrai served as President of the Information Technology Solutions segment of SYS from October 2006 until SYS’s merger with Kratos in June 2008. From 2003 to 2006, Mr. Carrai was the Chief Executive Officer of Ai Metrix, Inc., a telecommunications software company sold to SYS in 2006. He served as Managing Director for the Morino Group and Special Advisor to General Atlantic, Inc. from 2000 to 2003 and was Executive Chairman for Ztango, Inc. and a board member of Internosis Incorporated. Mr. Carrai was the Chief Executive Officer of McCabe and Associates, a testing and analysis software company, from 1997 to 2000. From 1989 to 1996, Mr. Carrai held a variety of executive management positions at Legent Corporation, an enterprise software company. Mr. Carrai received his bachelor’s degree in Information Science and Accounting from Indiana University of Pennsylvania and his master in Business Administration from Carnegie Mellon University.
        David Carter has served as President of the Company’s Defense & Rocket Support Services Division since December 2009, and he was the Executive Vice President of that division from December 2007 to December 2009. Before its acquisition by Kratos in December 2007, Mr. Carter served as Vice President of Haverstick/DTI Military Services Division since January 2004, where he was responsible for managing the division’s technical, financial and business development operations. Mr. Carter has over forty years of experience both as a member of the U.S. Navy and as a contractor supporting Navy combat weapon systems development, acquisition and life cycle support. Mr. Carter joined Haverstick/DTI in 1989 and for the past thirty years has been responsible for building and managing what is currently the Company’s Defense & Rocket Support Services business. Mr. Carter received his associate’s degree from Anne Arundel Community College.
        Steven Fendley has served as President of the Unmanned Systems Division since January 2017. Prior to that, Mr. Fendley served as the Senior Vice President, General Manager/Chief Technology Officer for Composite Engineering, Inc. (“CEi,” now known as Kratos Unmanned Aerial Systems, Inc.), a subsidiary within the Unmanned Systems Division, from March 2016 to January 2017 and as Vice President of Engineering of CEi from February 2014 to March 2016. From August 1999 to January 2017, Mr. Fendley was the President of 5‑D, a small business defense contractor that provides systems and software engineering services and solutions. Mr. Fendley remained with 5‑D as Executive Chairman and a 50% owner until the Company’s acquisition of 5-D on November 18, 2020. Mr. Fendley has over 30 years of experience in the aerospace industry, with a focus on unmanned systems. Mr. Fendley received his bachelor’s degree in Electrical Engineering from Auburn University.
        Benjamin Goodwin served as President of the Public Safety & Security segment since joining the Company in June 2008 until the segment’s divestiture in June 2018. After the divestiture, Mr. Goodwin remained with the Company, serving as Senior Vice President, Corporate Development & Government Affairs. Prior to leading the Public Safety & Security segment, Mr. Goodwin served as Senior Vice President of Sales and Marketing and President of the Public Safety, Security and Industrial Products Group of SYS from July 2005 until SYS’s merger with Kratos in June 2008. Mr. Goodwin has held a variety of executive management positions in his career. From 2004 to 2005, Mr. Goodwin was Chief Operating Officer and Vice President of Sales for Aonix Corporation (“Aonix”), a developer of software product solutions for the aerospace, telecommunications, and transportation industries. Mr. Goodwin had previously served as Chief Executive Officer of Aonix from 1996 to 2000. From 2000 to 2002, Mr. Goodwin was Executive Vice President of Sales & Marketing for FinanCenter Inc., a developer of financial decision tools, and Chairman of the Board for Template Graphics Solutions, a provider of 3D graphics tools. From 1976 to 1996, Mr. Goodwin was the President and Chief Operating Officer of Thomson Software Products and President and Chief Executive Officer of SofTech Microsystems. In these capacities, Mr. Goodwin was responsible for the successful completion of an initial public offering, private placements and a merger in addition to significant revenue growth within the companies. Mr. Goodwin has a bachelor’s degree in Psychology from Millsaps College.
        Thomas Mills has served as President of Kratos’ C5ISR Systems Division, which includes Gichner Systems Group (“Gichner”), based near York, PA, since August 2013. Mr. Mills joined Gichner Systems Group, Inc. as President and Chief Executive Officer in 2004 and served in that capacity until Kratos’ acquisition of Gichner in May 2010, where Mr. Mills then served as the head of the Gichner business group within Kratos. Prior to joining Gichner in 2004, Mr. Mills held several senior management positions at various publicly traded and privately held companies. Mr. Mills continues to serve on several boards, including his alma mater’s foundation. Mr. Mills started his career at KPMG and has a bachelor’s degree in Accounting from West Chester University.
        Stacey Rock has served as President of Kratos’ Turbine Technologies Division, which is focused on developing and fielding disruptive high-performance next generation turbo fans and turbo jets for Kratos’ Unmanned Systems Division UAVs and for tactical missiles and weapons, since February 2019. Prior to that, Mr. Rock served as Senior Vice President of the Weapons & Defense Solutions business unit (from November 2016 to February 2019) and Senior Vice President of the Digital Fusion business unit (from April 2009 to November 2016) within the Company’s Defense Rocket Support Services Division. Mr. Rock joined Kratos through the Company’s acquisition of Digital Fusion Solutions, Inc. in 2008. With over 29 years of experience, Mr. Rock has been instrumental in the Company’s hypersonic, high energy laser, and directed energy programs, and in the development of the Company’s tethered drone systems. Mr. Rock is an aerodynamicist by training and began his career as a research engineer supporting development and testing of transonic, supersonic, and hypersonic weapons systems. Mr. Rock received a bachelor’s degree in Aerospace Engineering from Auburn University and a master’s degree in Aerospace Engineering from North Carolina State University.

Compensation Discussion and Analysis
Overview
The following Compensation Discussion and Analysis (“CD&A”) describes and analyzes Kratos’ compensation program for its named executive officers. Kratos’ named executive officers for fiscal year 2021 include its Chief Executive Officer, its Chief Financial Officer, and its three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving as executive officers at the end of fiscal year 2021. The named executive officers during the last completed fiscal year were Eric DeMarco, President and Chief Executive Officer; Deanna Lund, Executive Vice President and Chief Financial Officer; Jonah Adelman, President of the Microwave Electronics Division; Phillip Carrai, President of the Space, Training & Cyber Division; and Steven Fendley, President of the Unmanned Systems Division. In the CD&A, Mr. DeMarco and Ms. Lund are sometimes referred to as “corporate named executive officers” and Mr. Adelman, Mr. Carrai and Mr. Fendley are sometimes referred to as “operational named executive officers.”
In this CD&A, we first provide an Executive Summary. Next, we cover Kratos’ 2021 Say-on-Pay Vote Results, Stockholder Feedback, and Compensation Program Decisions; Compensation Philosophy and Objectives; and 2021 Compensation Program Decisions. We then discuss the process our Compensation Committee follows in setting executive compensation, including Benchmarking Our Program Against Peers, Targeted Pay Mix, and Elements of the Executive Compensation Program. Finally, we engage in a detailed discussion and analysis of the Compensation Committee’s specific decisions about the compensation of our named executive officers in 2021 and the changes the Compensation Committee made for fiscal year 2021.
Executive Summary
Kratos’ Fiscal 2021 Financial Performance and Executive Compensation
In establishing the 2021 executive compensation program, our Compensation Committee considered the achievements made by the Company in 2020, such as the continued growth trajectory and success of its UAS business with increased revenues of 24.0% from fiscal year 2020 to fiscal year 2021, which included 87.8% revenue growth in the Company’s unmanned tactical drone business – a new and expected to be large and fast growing market opportunity in the global national security area. The Company has invested over $170 million in its UAS business from 2012 through 2021, including internal research and development, non-recurring engineering, capital expenditures, contract development and other costs related to new high-performance affordable, disposable, reusable and attritable UAS platforms. During this investment period, the Company’s Adjusted EBITDA and cash flows were adversely impacted by these investments, as well as by a challenging DoD budgetary environment that adversely impacted the industry as a whole as a result of the BCA. However, irrespective of these challenges, the Company successfully executed its stated strategy and business plan.
As a result of the investments we have made and the technical accomplishments we have achieved, Kratos is an industry leader in high performance, jet powered, unmanned aerial target drone systems, which are designed to replicate state of the art adversarial fighter aircraft, missiles, drones and other threats. Simply stated, Kratos’ target drones are certain of the highest performing UAS in the world today. Kratos is the sole source or primary unmanned aerial target drone system provider to the U.S. Air Force, Navy, Army, and numerous allied foreign defense agencies. Leveraging off of this target drone technology, for which Kratos owns important intellectual property, we have made significant investments since 2013 developing Kratos’ first Tactical Unmanned Combat Aerial System (“UCAS”), our Unmanned Tactical Aerial Platform (“UTAP-22”), now formally called “Mako”, one of the highest performing tactical UAS in the world today.
In 2015 the Company successfully demonstrated manned and unmanned teaming between Kratos’ Mako high-performance jet Unmanned Aerial Vehicles (“UAVs”) and one of the United States Navy’s manned Harrier Jet Fighter aircraft. After this first of its kind, successful demonstration, the Company was successfully awarded in 2016 all major Tactical UAV procurements it pursued in the high-performance unmanned aerial drone system area. Additionally, throughout 2017, 2018, 2019, 2020, and 2021, the Company competitively bid on and was successfully awarded additional tactical UAV contract awards, becoming an industry leader in this class of high performance, jet powered UAS. Additionally, in spite of COVID-19 related impacts, including an extremely difficult and challenging operational and manufacturing environment, Kratos remained on schedule from a contractual, programmatic and technical standpoint on each of its tactical drone programs. As noted below, and representative of the Company’s success in the eyes of its customers, the United States Air Force refers to Kratos’ XQ-58A Valkyrie Drone as United States Air Force “AttritableOne”. Additionally, in 2021, the First XQ-58A Valkyrie was retired to the National Museum of the United States Air Force at Wright-Patterson Air Force Base in Ohio.
Building off the prior years’ milestones and accomplishments, as the Company looked towards fiscal year 2021, Company management and the Board recognized that it was critical to continue the significant momentum, technological and first to market advantage the Company had achieved in the unmanned aerial drone system area. Accordingly, in 2021 the Company continued to focus on future growth prospects and related opportunities for revenue growth across Kratos, including investments the Company is making in its space and satellite business on its new OpenSpace software ground based command, control & communication (“C3”) solution, and investments in its turbine, rocket motor and hypersonic businesses, with a continued focus on the quality of the growth in revenues, margin expansion and cash flow generation. Certain of the notable accomplishments that the Company’s executive management team was able to successfully achieve in 2019, 2020 and 2021 were the following:

•Generated significant stockholder value through all of the efforts and initiatives noted herein, and as represented by the 29.2% and 48.6% increase in the Company’s total stockholder returns or stock price from 2018 to 2019, and from 2019 to 2020, respectively. The Company’s 2021 stock price performance as compared to 2020 was adversely impacted by certain industry and market dynamics, which also impacted other mid-tier defense stocks, including those in the Company’s peer group. These Industry/Market dynamics, which resulted in reductions from 2020 stock price performance, included the change in Presidential Administration at the end of 2020, the 2021 Defense Budget request being significantly delayed, which resulted in an extended CRA and there being no Defense Budget for Federal Fiscal 2022 (October 1, 2021 – September 30, 2022) in place for the final three months (October 1, 2021 – December 31, 2021) of calendar year 2021, culminating in a lack of DoD funding and clarity. However, irrespective of there being no DoD budget in place and this lack of industry funding clarity for the stock markets, the Company’s market valuation based on trading multiples remained one of the top performers of the Company’s peer group and the defense industry as a whole, as a result of the Company’s affordable products, market leading positions and operational execution.
•At December 31, 2021, the Company was the recognized market and industry leader in its UAV Drone Class area, with multiple variants of affordable, high-performance, jet powered, UAVs flying for DoD customers, including Air Wolf, Mako, Gremlins, Thanatos and Valkyrie.
•Even with the continued, significant internally funded investments the Company was making to successfully execute its long-term strategy, the Company’s operating and financial metrics continued to improve and increase throughout 2019, 2020, and 2021, including increasing revenues, EBITDA, backlog and pipeline of new opportunities.
•The Company demonstrated growth and financial performance improvement in 2020, with revenue increasing 4.2% from $717.5 million in 2019 to $747.7 million in 2020 and Adjusted EBITDA increasing from $77.3 million in 2019 to $78.5 million in 2020. The growth in the Company’s 2020 Adjusted EBITDA was negatively impacted by the global COVID-19 pandemic, which adversely impacted the majority of the Company’s businesses, including its commercial satellite communication, aircraft engine, military weapons range operations for our drones and international businesses, and by the investments the Company made and its mix of revenues.
•Excluding the impact of the reduction in scope of certain international training contracts from 2019 and 2020, which decreased from $59.6 million in 2019 to $34.5 million in 2020, and excluding the acquisition of CPI ASC Signal Division, Inc. (“ASC Signal”) by the Company in

June 2020, the Company’s revenues grew organically $33.4 million, or approximately 5%, from 2019 to 2020.
•Organic annual revenue growth in fiscal year 2020 was generated in a majority of the Company’s business areas, including the Unmanned Systems, Microwave Products, C5ISR, and Defense Rocket Support businesses. Every Kratos business unit, with the exception of the Company’s commercial satcom and commercial turbine businesses (which were adversely impacted by COVID-19, as experienced throughout these industries) and the Company’s training solutions business (which was impacted by the reduction in scope of international training contracts), experienced organic revenue growth from 2019 to 2020.
•The Company’s growth and financial performance improvement continued in 2021, with revenue increasing 8.5% from $747.7 million in 2020 to $811.5 million in 2021 and Adjusted EBITDA increasing from $78.5 million in 2020 to $82.9 million in 2021. The growth in the Company’s financial performance was generated despite the continued significant negative impact of COVID-19 related matters, including employee absenteeism, travel restrictions and supply chain disruptions, which adversely impacted fiscal year 2021 revenues by approximately $19.5 million.
•Organic annual revenue growth in fiscal year 2021 was generated in the Company’s Unmanned Systems, Space, Satellite and Cyber, Microwave Products and Turbine Technologies businesses. Excluding the impact of the continued reduction in scope of certain international training contracts from 2020 to 2021, which decreased from $34.5 million in 2020 to $13.0 million in 2021, and excluding the acquisition of ASC Signal, the Company’s revenues grew organically by $65.8 million, or approximately 9.5% from 2020 to 2021 – one of the highest organic growth rates in the industry and the Company’s peer group.
•As a result of the Company’s increased revenue as noted above and due to a favorable mix of revenues, including the transition from development to production phase on certain programs in the Company’s Unmanned Systems business, certain Company products being in a more mature stage or lifecycle and leverage realized on the Company’s manufacturing, overhead, and SG&A infrastructure, operating income increased from $49 million in 2019 to $50.3 million in 2020 and $53.7 million in 2021, excluding non-cash stock compensation expense of $11 million in 2019, $21 million in 2020, and $25.8 million in 2021.
•Bookings for 2020 were $1.03 billion with a book-to-bill ratio of 1.4 to 1.0, and total backlog at December 27, 2020 was $922.2 million, up from $601.2 million at December 29, 2019.
•Bookings for 2021 were $839.9 million with a book-to-bill ratio of 1.0 to 1.0 and total backlog at December 26, 2021 was $953.9 million.
•The Company has also continued to carry a strong balance sheet with ample liquidity to execute its strategy and business plan, including cash on the balance sheet at December 26, 2021 of $349.4 million, and net cash (net of outstanding indebtedness of $296.7 million) of $52.7 million, providing the Company with the liquidity to fund anticipated growth and targeted discretionary investments for new products, fund strategic tuck-in acquisitions, and increase market share.
•From an operational and programmatic standpoint, the Company has realized important progress and momentum in large, new growth and opportunity areas, including unmanned systems, space and satellite communications, missile defense, turbine engines (for drones, missiles and powered munitions), and microwave products, such as:
◦After successfully competing for and winning a Phase I DARPA (the U.S. Government’s leader in breakthrough technologies for national security) Gremlins Drone Systems contract award in 2016, we successfully advanced to Phase II of the Gremlins program in 2017, teamed with our partner company, Dynetics. Under the Gremlins program, Kratos is responsible for the Gremlins Tactical UAV. In 2018, as part of the Dynetics led team, we were selected for award on Phase III of the Gremlins program to demonstrate safe and reliable launch and aerial recovery (from a manned mother ship aircraft) of multiple unmanned Gremlin drone system aircraft, demonstrating the capability of employing and recovering diverse distributed payloads in volley quantities. In January 2020, DARPA and Dynetics announced that the successful first flight of the X-61A Gremlins Air Vehicle was completed on November 23, 2019. A second successful flight test was completed in July 2020, satisfying major technical and program milestones while significantly reducing risk. A third successful flight test was conducted in November 2020. This third flight was originally scheduled for earlier in 2020 and was delayed due to COVID-19 related and range restrictions. A successful in-flight capture of a Gremlins Air vehicle by a “mother ship” launch and recovery platform was completed in the fourth quarter of 2021.
◦In 2016, we were awarded the AFRL Low Cost Attritable Strike Demonstration (“LCASD”) UCAS single-award cost share contract. The LCASD UCAS, or Valkyrie, is an approximately 30 foot long (with a 22 foot wingspan) unmanned strike aerial drone system. During 2019, approximately 30 months after aircraft conception, the Company announced that the Kratos/AFRL team successfully completed three flights for the Valkyrie, or the XQ-58A. In January 2020, the Company completed its fourth demonstration flight, including the successful deployment of its parachutes, and landed nominally, validating design changes incorporated for the test flight airbag system following the third flight in 2019. In March 2021, the Kratos/AFRL team successfully completed the XQ-58A Valkyrie’s sixth publicly announced test/demonstration flight and first release from its internal weapons bay of a tactical munition.
◦In 2019, the Kratos XQ-58A Valkyrie was awarded Aviation Week’s Laureate Award for Defense Technology and Innovation.
◦In July 2020, Kratos was awarded a five-year indefinite delivery indefinite quantity (“IDIQ”) contract valued at up to $400 million for the development, integration, and prototype air vehicle delivery in support of the Air Force’s Skyborg program as related to tactical UAVs and artificial intelligence.
◦In December 2020, Kratos was awarded a $37.7 million contract from the AFLCMC/WA Advanced Aircraft Program Executive Office for the Skyborg Delivery Order 2 to integrate, test and deliver XQ-58A Valkyrie aircraft. The contract includes three phases of design, integration, and flight testing of the XQ-58A Valkyrie or other systems, integrating multiple customer-defined mission payloads and customer-defined autonomy in coordination/cooperation with the Skyborg System Design Agent.
◦In December 2020, Kratos received a $17.8 million award from the AFRL for work in support of the government’s Low Cost Attritable Aircraft Technology (LCAAT) efforts, including as related to the XQ-58A Valkyrie.
◦In December 2020, the Kratos Valkyrie UAS AttritableONE (as referred to by the U.S. Air Force) completed a successful demonstration flight enabling the F-22 and F-35 5th generation fighters to fly in formation and securely communicate together, in a test led by an integrated Advanced Battle Management System (“ABMS”) acquisition team comprised of AFRL and Air Force Life Cycle Management Center personnel, in conjunction with Eglin Air Force Base’s 46th Test Squadron.
◦In August 2021, Kratos announced that it remains committed to be ready for a 2023 Skyborg Vanguard Program of Record, echoing the commitment expressed by the U.S. Air Force in its August 16, 2021 public announcement update on the Skyborg program. Skyborg is an autonomy-focused capability developed to enable the Air Force to operate and sustain low-cost, teamed aircraft that can thwart adversaries with quick, decisive actions in contested environments. The program aims to enable airborne combat mass by building a transferable autonomy foundation for a family of layered, unmanned air vehicles.

◦In August 2021, it was announced that the U.S. Air Force awarded Kratos an additional $13.2 million Skyborg program contract related to Kratos’ XQ-58A Valkyrie.
◦In 2021, it was announced that the U.S. Army Futures Command has given Kratos a sole-source contract for evaluation of the Company’s Air Wolf UCAV. In August of 2021, the Air Wolf UCAV completed a 100 percent successful flight at the recently approved Burns Flat, Oklahoma range facility. The Kratos Air Wolf mission, which was the inaugural flight at the Burns Flat location, included multiple new payloads carried by the Air Wolf drone, including a proprietary Kratos artificial intelligence/autonomy system, which has been deployed by Kratos specifically for high performance, jet drone aircraft.
◦In October 2021, Kratos was awarded a $17.6 million contract to design and develop an Off Board Sensing Station (“OBSS”) Unmanned Aerial System in support of the AFRL’s Autonomous Collaborative Platforms technology maturation portfolio. General Atomics was also awarded a Phase I OBSS contract. Phase I of the OBSS program includes an optional subsequent 15-month Manufacture and Demonstration period. With the base and option awards, the total contract value to Kratos would be $49 million.
◦In December 2021, the Secretary of the Air Force announced that he will seek funding for at least two new classified combat drone awards in the fiscal year 2023 Budget. The new combat drones will be designed to work in conjunction with the F-35, F-22, B-21 and Next Generation Air Dominance manned aircraft, with manned aircraft each controlling up to 5 Loyal Wingman UCAV’s. This disclosure by the Secretary of the Air Force is considered to be a strong indication that the Air Force is counting on autonomous weapon systems to provide an advantage against peer adversaries to the United States.
◦Previously, we redeveloped our Air Force Subscale Aerial Target BQM-167 into what we believe to be one of the highest performance unmanned aircraft in the world, the U.S. Navy Sub-Sonic Aerial Target (“SSAT”) Drone BQM-177A, with low rate initial production awarded to Kratos in June 2017. In 2018, delivery of the first production aerial targets was made to the U.S. Navy, and achievement of Initial Operational Capability was reported by the U.S. Navy in February 2019. In 2019, the Company was awarded a $25.4 million contract for Lot 3 of low rate initial production for 34 BQM-177A aerial targets. In 2020, the Company was awarded full rate production Lot 1 and 2 for $29.2 million and $38.7 million, for an additional 35 and 48 BQM-177A aerial targets, respectively.
◦In 2021, we were awarded a $50.9 million contract modification exercising an option to procure 65 BQM-177A aerial targets, 50 for the Navy, seven for the government of Japan, and eight for the government of Saudi Arabia, as well as associated technical and administrative data in support of full rate production lot three. To date, Kratos has been awarded production orders for 257 BQM-177A aerial targets. The SSAT program is one of the largest and most important to Kratos. Kratos is the sole source provider of the BQM-177A to the United States Navy.
◦In 2018, we received a single award $109 million maximum value three year production contract for Air Force Subscale Aerial Target BQM-167A, with $27 million being initially obligated at the time of award for 30 Lot 14 BQM-167A aerial targets and production support, and an additional $31.9 million being obligated for 35 Lot 15 BQM-167A targets in 2019, and an additional $32.0 million being obligated for 35 Lot 16 BQM-167A targets in 2020. In 2021, we received a $338 million single award for BQM-167A production Lots 17 – 21, out-of-warranty repairs and contractor logistics support, with $30.5 million initially obligated for Lot 17. To date, the Company has produced 508 BQM-167A targets for the U.S. Air Force. Kratos is the sole source provider of the BQM-167A to the U.S. Air Force.
◦In 2018, we received a ten-year, sole source, single award framework contract from QinetiQ UK for Kratos’ MQM-178 Firejet aerial targets, spares, ground support equipment, technical services, and training, primarily for the United Kingdom Ministry of Defense. In 2021, we continued to successfully execute under this contract.
◦In 2018, we were awarded a prime contract with the United States Army, for the Aerial Target Systems 2 (ATS-2), Multiple Award IDIQ Contract with a ceiling value of $93.3 million, and a five year period of performance. Kratos is the primary aerial target drone system provider to the United States Army, including Kratos MQM-178 and BQM-167 Target Drones.
◦In 2018, we received a sole source, single award multi-year IDIQ contract from the Swedish Defence Materiel Administration for our MQM-178 Firejet aerial target aircraft and associated ground support equipment, spares, payloads, components, expendables and support services. The first order under the three-year IDIQ contract was received in the first half of 2019. Additionally, there are two three-year exercisable option periods for a total potential contract performance term of nine years. In 2021, we continued to successfully execute under this contract.
◦In 2019, Kratos produced its first MQM-178 Firejet target drones at its new production facility in Oklahoma City. In 2021, all Kratos MQM-178 target drones and all planned-for 178 target drones were manufactured at Kratos’ Oklahoma City facility.
◦In April 2021, Micro Systems, Inc., Kratos’ wholly owned subsidiary, received an $85.9 million contract award, with a $60.7 million base and two options totaling approximately $25.3 million, from the U.S. Army to support the Army Ground Aerial Target Control System, including software updating, cyber security inspections and installation of replacement parts.
Kratos is currently under customer contract and working on a number of customer funded tactical UAV contracts and programs, and we are currently producing 12 Valkyrie drone systems in Oklahoma City, certain of which are pursuant to funded government contracts, with the others currently being produced with Kratos funds in advance of anticipated customer contracts. The December 2021 announcement by the Secretary of Defense that he will be requesting two new, additional classified tactical drone programs in the fiscal year 2023 DoD budget request indicates the continued commitment by the Air Force to autonomous, unmanned systems. We believe that the Company is well-positioned to address the U.S. Air Force’s requirements if it decides to move forward in procuring numbers of unmanned combat tactical drone systems in Kratos’ class, which may include drone systems currently under contract, in development, or flying by Kratos, and/or other future systems.

•We believe that our internally funded, developed and owned intellectual property approach allows us to rapidly provide more capable jet powered, unmanned aircraft, designed to fly in anti-access and area denial (“A2/AD”) environments and with performance capabilities equal to or greater than fourth generation manned jet fighter aircraft, at an affordable cost. Kratos’ tactical UAS provide force multiplication and augmentation for manned high-performance fighter and other aircraft at an affordable cost. We believe that there are very few high-performance UAS that are affordable and as advanced as our systems addressing the A2/AD environment, which the DoD has identified as a U.S. capabilities gap. As such, consistent with the needs and requirements of the U.S. and allied militaries, we believe that our leadership in these types of high-performance unmanned aircraft provides us with a large future market opportunity for these types of low-cost, high-performance systems. The DoD has stated that they intend to field a family of new next generation drone aircraft, including UCAVs that can successfully perform their mission in highly contested, A2/AD environments. This “family” of drones includes disposable, reusable, attritable and exquisite types of UCAS. Kratos has multiple drones in the disposable, reusable and attritable class flying today that we can publicly disclose, i.e., Air Wolf, Mako, Gremlins and Valkyrie.
•Kratos is also an industry leader in ground-based command, control and communications systems for satellites, and a leader in related radio frequency interference identification, geolocation and mitigation, or Space Situational Awareness. Our primary customers include the U.S. Air Force, Space Command and other agencies. Our new OpenSpace™ products and technology is a new approach to enable dynamic ground system operations to turn hardware to software that can react rapidly, dynamically and affordably to changing conditions in the satellite industry.
•Our microwave electronics business products have designed-in positions on critical combat system programs, including Barak, Gripen, Iron Dome, Sling of David, F-15, F-16, Gripen, Arrow and other programs, including space and satellite programs. Our advanced capabilities in the training systems and solutions market, including mixed, virtual and synthetic reality technology for aircraft, combat and other vehicles, have allowed us to successfully remain at the forefront of defense industry readiness initiatives.
•Kratos’ Turbine Technologies (“KTT”) and our Engine Business is an industry leader in developing a next generation of affordable turbo jet and turbo fan engines for unmanned air defense systems (“UADS”), cruise missiles and powered munitions. KTT is currently under contract and funded by the AFRL for this new class of engines. Kratos’ Rocket Systems business is an industry leader in the design, integration and flight of affordable ballistic missile targets, sub orbital vehicles, sounding rockets and other systems, including hypersonic systems.
•We believe our strategy of internally funding the research and development of many of our systems, products, solutions and capabilities will continue to solidify and provide Kratos a “first to market” leading position in high growth markets, such as high performance UADS, satellite communications, microwave electronics, next generation turbo jet engines, rocket systems and training systems, and allow us to grow, over the long-term, at a rate greater than that of the industry.
Our recent major contract awards include: a $50.9 million contract modification to exercise an option to procure 65 BQM-177A Subsonic Aerial Targets; a $17.6 million contract to design and develop an OBSS UAS in support of the AFRL’s Autonomous Collaborative Platforms technology maturation portfolio; a $338.0 million contract for BQM-167A AFSAT targets Lots 17 – 21 production, with $30.5 million initially funded for Lot 17; an $85.9 million contract award, including a $60.7 million base and two options totaling approximately $25.3 million from the U.S. Army to support the Army Ground Aerial Target Control System; multiple awards totaling more than $46 million to support Space Domain Awareness; more than $30 million in awards to support space-related U.S. national security efforts; and a $55 million single award IDIQ C5ISR product related contract from a National Security customer.
The Company’s Board and Compensation Committee take into consideration the performance of our management team, the Company and the execution of the Company’s strategy as approved by the Board, among other factors, in their consideration of executive compensation.
2021 Say-on-Pay Vote Results, Stockholder Feedback, and Compensation Program Decisions
In accordance with Section 14A of the Exchange Act, beginning in 2011, we gave our stockholders the opportunity to provide feedback on our executive compensation program and related proxy disclosure through an advisory vote at our annual stockholders meeting. Stockholders were asked to approve, on an advisory basis, the compensation paid to the named executive officers. Throughout 2021, despite the continuing challenges of the COVID-19 pandemic, the Company continued its ongoing engagement with stockholders: presenting at multiple virtual investor conferences throughout the year, with numerous Kratos stockholders participating; speaking with the top 10 to 15 mutual and hedge fund stockholders typically on a quarterly basis, or sometimes monthly or even more frequently; and maintaining open lines of communication with stockholders, many of whom reach out to the Company after each earnings release and after the Company issues significant press releases.
Much of Kratos stockholder feedback is focused on Kratos’ strategy to disrupt the existing federal government contracting, national security industry and marketplace with affordable leading technology products, the resulting Total Addressable Markets opportunity for Kratos and the expected longer term growth rates, profitability and cash flows as Kratos gains market share through the successful execution of its strategy. Kratos shareholders are also focused on near term results, which are representative of continued progress of the successful execution of Kratos’ long-term strategy and business plan, i.e., new contract and program wins and the transition of development programs over time to Programs of Record and production. Kratos shareholders are aware that our Company has and continues to receive new, development type programs for new, leading-edge technology, products and systems particularly in the Company’s Unmanned Systems and Space, Satellite and Cyber businesses, the Company’s largest and fastest growing. Our shareholders also understand the internally funded investments required to obtain and execute these programs consistent with our strategy and that development programs, by their nature, typically generate lower profit margins than more mature, production programs. Additionally, Kratos shareholders are aware of the nature of the industry we operate in, the federal government contracting industry, and that federal budgets can have extensive delays, that the federal government can shut down, that budgets can have different priorities with changing Administrations or individuals, etc., any of which can impact a particular year or the near-term operating environment for the industry and the Company. Based on our regular and routine discussions with our shareholders and their feedback, we believe that we have structured the Company’s executive compensation policy and program taking into consideration each of these factors and we are in alignment with our shareholders and their expectations, including near term demonstrable progress and performance and successful and sustained long term strategic business plan execution.
At our annual meeting in 2021, our stockholders approved, on an advisory basis, the “say-on-pay” resolution for the compensation of our named executive officers in fiscal year 2020, with 98.04% of the votes cast in favor of the advisory vote. Considering the advisory vote approving the 2020 compensation of our named executive officers, our Compensation Committee has continued to employ the same principles in determining the compensation program for 2021. A summary of our compensation philosophy best practices follows:

WHAT WE DO	WHAT WE DON’T DO
Pay for Performance—Annual Incentive Program—The compensation program emphasizes performance-based compensation that is based on financial metrics as well as non-financial achievements, such that base salary is only a portion of the compensation mix.
No Excise Tax Gross Ups—Any new change of control agreements or any renewals or material amendments of existing change of control agreements will eliminate excise tax gross ups.
Pay for Performance—Long-Term Equity Incentives—The portion of long-term equity incentive as a component of the total compensation mix emphasizes compensation that is directly linked with the creation of long-term stockholder value. For 2021, performance-based RSUs, which represent 50% of RSU grants, vest based on the Company’s Adjusted EBITDA growth during a five-year period, with 33.3% vesting for every 10% increase in Adjusted EBITDA. Time-based RSUs, which represent 50% of RSU grants, vest ratably over a five-year period.

No Single-Trigger Accelerated Vesting—New equity awards that provide for accelerated vesting in the event of a change in control must have a “double-trigger,” such as a constructive termination of employment or stock price threshold, subject to the terms of certain existing employment or change of control agreements.

Stock Ownership Guidelines—Since January 1, 2020, the stock ownership target guideline for the Chief Executive Officer has been five times the Chief Executive Officer’s base compensation.	No Hedging or Pledging—The Company maintains a policy that prohibits hedging and pledging transactions in the Company’s common stock by directors and executive officers.

Clawback Policy – The Company continued its Incentive Compensation Recoupment Policy, under which the Company will seek to recover full or partial portions of cash and equity-based incentive compensation received by executive officers when such incentive compensation (a) was tied to the achievement of financial results that are subsequently restated to correct an accounting error due to material noncompliance with financial reporting requirements and (b) would have been lower based upon the subsequently restated financial results. The Incentive Compensation Recoupment Policy for executive officers has a broader application than the clawback requirements under the Sarbanes-Oxley Act.

Compensation Philosophy and Objectives
The following chart highlights important considerations in the development, review and approval of the compensation of our named executive officers. We include additional detail for each of these highlights in the following pages of this CD&A.

Compensation Philosophy and Objectives
Objectives of Executive Compensation Program	Our executive compensation program is designed to:
• Build long-term stockholder value
• Deliver strong business and financial results
• Attract, motivate and retain a highly qualified and effective management team to lead our business
Philosophy of Executive Compensation Program	Our executive compensation philosophy is built on five principles:
• Align compensation with stockholders’ interests and avoid excessive risk taking
• Pay for performance
• Emphasize long-term focus
• Align compensation to market
• Provide appropriate degrees of at-risk and performance-based compensation
Methods to Achieving the Executive Compensation Program Objectives	• Tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives
• Reward individual performance and reinforce business strategies and objectives for enhanced stockholder value
• Evaluate employee performance and compensation to ensure we can attract and retain employees in a competitive manner
• Ensure total compensation paid to executive officers is fair, reasonable and competitive, considering accomplishments of the individual executive officers and the Company as a whole
Principal Elements of the Executive Compensation Program	• Base salary
• Annual performance-based incentive cash bonus awards
• Long-term equity incentives in the form of RSUs and stock options and other equity awards.
• Other benefits and perquisites, such as life and health insurance benefits and a qualified 401(k) savings plan offered to all employees
• Post-termination severance and accelerated vesting of previously granted equity awards upon termination and/or a change of control
The Compensation Committee views these components of compensation as related but distinct. Although the Compensation Committee does review total compensation, we do not believe that compensation derived from one component of compensation should negate or offset the compensation incentives provided by the other components. The Compensation Committee determines the appropriate level for each compensation component based in part, but not exclusively, on the Company’s strategic plan, aligning the Company’s strategic objectives and executive compensation with stockholder expectations for long-term value creation, compensation for similar positions at peer companies, internal equity and consistency, and other considerations it deems relevant, such as rewarding extraordinary performance.

2021 Compensation Program Decisions
The following list summarizes the compensation decisions that our Compensation Committee made in 2020 for fiscal year 2021 executive compensation. Decisions for our named executive officer base salaries and equity incentive awards effective for the start of fiscal year 2021 were made in December 2020.
•Continued to freeze base salaries of the Chief Executive Officer and a majority of our other executive officers at either 2014 or 2015 compensation levels to reflect the Company’s performance-based compensation program.
•Issued an approximate 50%/50% mix (at target) of performance‑based and time‑based RSUs to incentivize the Company’s executive officers to build long‑term equity value and to align the interests of our executive officers with our stockholders’ interests. The Compensation Committee closely evaluated the long-term equity-based incentive grants in the Company’s peer group and made modifications for the 2020 grants to more closely align such grants with the equity packages granted in the Company’s peer group. The Compensation Committee continued the equity package grants consistent with the modifications made in 2020 whereby performance-based RSUs granted in January 2021 vest based on the Company’s Adjusted EBITDA growth during a five-year period, with 33.3% vesting for every 10% increase in Adjusted EBITDA, as compared to the Company’s Adjusted EBITDA for 2020. The performance-based RSUs may vest at the end of each year if the performance goals are satisfied within a five-year period. Time‑based RSUs vest ratably on each of the first five anniversaries of the date of grant, which the Compensation Committee believes provides a strong long-term retention tool and long-term alignment with stockholder interests. The Compensation Committee believes that the long-term growth, value, and success of the Company is best measured by growth in Adjusted EBITDA, on which the Company is primarily valued, based on the reasons described below and based on feedback from the Company’s stockholder outreach and communication program. The Compensation Committee believes that growth in Adjusted EBITDA reflects the quality of the Company’s revenue growth; the Company’s return on internal investments made; the profit contribution and quality of that profit from growth in revenues; the expected leverage on the Company’s fixed overhead, manufacturing, research, development and SG&A infrastructure as the Company grows; and the expected increase in profits, cash flow and stockholder returns as strategic initiatives and programs successfully transition from investment to development to production. The Compensation Committee believes that the use of long-term Adjusted EBITDA growth as a performance measure appropriately incentivizes, as it reflects the appropriate long-term balance between investment and new product and system developments made by the Company, while also requiring management focus on adequate and expected long-term returns for Kratos stockholders. The Compensation Committee believes that long-term growth metrics of the Company, including revenue and Adjusted EBITDA, closely align with the growth profile expectations of the Company’s stockholders, including as noted above from our routine stockholder outreach and communication program.

•Continued its practice of eliminating excise tax gross-ups in any new change in control agreements or renewals or material amendments of existing change in control agreements.
•Maintained double trigger vesting upon a change in control (requiring a change in control and a certain common stock closing price increase from the date of grant) on all equity awards granted in 2021, subject to any applicable employment or change of control agreements.
•Continued the Company’s Anti-Hedging and Anti-Pledging Policy.
•Continued Stock Ownership Target Guideline for the Chief Executive Officer of five times the Chief Executive Officer’s base compensation.
•Evaluated performance goals set in 2021 for executive management to achieve their annual cash incentive bonuses.
•Maintained the Incentive Compensation Recoupment Policy for executive officers, which has a broader application than the clawback requirements under the Sarbanes-Oxley Act.

Compensation Advisor Independence
The Compensation Committee selected Board Advisory, LLC (“Board Advisory”), as its compensation consultant to provide advice and guidance on the overall competitiveness of the Company’s pay methodology for 2021. Board Advisory was instructed to assist in reviewing the Company’s peer group, provide a review of executive and Board compensation against peers, and provide recommendations for performance-based equity incentive metrics. Board Advisory reports directly to the Compensation Committee. The Compensation Committee has the sole power to terminate or replace any compensation consultant and authorize payment of fees to any compensation consultant. Board Advisory provides no services to and earns no fees from the Company outside of its engagement with the Compensation Committee. The Compensation Committee has determined that Board Advisory is independent from management based upon the consideration of relevant factors, including:
•that Board Advisory does not provide any services to the Company except advisory services to the Compensation Committee;
•that the amount of fees received from the Company by Board Advisory is not material as a percentage of Board Advisory’s total revenue;
•that Board Advisory has policies and procedures that are designed to prevent conflicts of interest;
•that Board Advisory and its employees who provide services to the Committee do not have any business or personal relationship with any member of the Compensation Committee or any executive officer of the Company; and
•that Board Advisory and its employees who provide services to the Committee do not own any stock of the Company.

Benchmarking Our Program Against Peers
To gauge marketplace compensation levels and practices in the fall of 2020 to determine 2021 compensation, the Compensation Committee worked with Board Advisory to conduct a marketplace analysis of our executive compensation practices and pay levels against a group of publicly traded companies that we refer to as the “Compensation Peer Group.”
The Compensation Peer Group, which the Compensation Committee annually reviews and updates, consists of a group of companies that:
•we compete against for talent,
•are in our industry or a similar industry, or
•have broadly similar revenues and employee population.

Our Compensation Peer Group primarily consists of small and mid-sized government contractors with annual revenues generally ranging from $0.5 to $2.5 billion and market capitalization generally ranging from $400 million to $4 billion. The 2021 compensation Peer Group generally reflects the applicable defense industry peers that are within the Company’s revenue range and market capitalization parameters commonly used by public companies to identify peers. The 2021 Compensation Peer Group remained unchanged from the prior year when the Compensation Committee evaluated executive compensation in the fall of 2020, which is reflective of the Company’s challenges in identifying and maintaining appropriate peers, as continued rapid consolidation in the defense industry has resulted in fewer publicly traded small and mid-sized government contractors, and in particular product- and system-based contractors, and few similarly-sized companies with market focuses comparable to the Company’s unique mix of products and solutions. The consolidation continued in the industry in 2021 with the acquisition of Cubic Corporation completed in May 2021. We rely upon the compensation data gathered from the Compensation Peer Group to represent the competitive market for executive talent for Kratos executives. The Compensation Committee strives to establish compensation for the Company’s executive officers within the mid-range of the executive compensation of the Compensation Peer Group, taking into consideration: outliers in the Compensation Peer Group data, the mix of business focus for the respective officers (products versus services or commercial versus government customers), total enterprise value, and the number of duties, roles, and responsibilities of each executive officer.
Compensation Peer Group for 2021

Aerojet Rocketdyne Holdings, Inc.	Mantech International Corp.
Comtech Telecommunications Corp.	Mercury Systems, Inc.
Cubic Corporation*	Vectrus, Inc.
Ducommun Incorporated	VSE Corporation

*Acquired in May 2021

Targeted Pay Mix
Consistent with the pay philosophy approved by the Compensation Committee, our pay mix at target (shown below for our Chief Executive Officer and other named executive officers) involves a compensation mix (at target) that is largely incentive based. The charts below include fiscal year 2021 base salary, target annual incentive, target long-term incentive cash, and target values for equity incentives granted in fiscal year 2021. The charts below illustrate how the mix of total direct compensation for our named executive officers emphasizes variable compensation with a significant focus on long-term incentives tied to our long-term share value, which reflects the estimated target equity compensation based upon the market value as of the date of grant. There has been an increase in the percentage of compensation attributable to equity due to the increase in our share price at the date of grant in 2021, which our Compensation Committee believes aligns the interests of our named executive officers with the Company’s long-term strategy, objectives, growth, performance and long-term stockholder interests and has been a way to incentivize and retain executive officers considering the ongoing salary freezes discussed above. We believe that our routine outreach and communications with Kratos stockholders and the feedback we receive confirms the Company’s alignment with its stockholders in this compensation approach.

2021 CEO Target Compensation Mix
Base Salary, 8.0%
Annual Incentive, 8.0%
Other, 0.7%
Long-Term Equity, 83.3%
Base Salary
Annual Incentive
Other
Long-Term Equity

2021 Other NEO Target Compensation Mix

Base Salary, 11.9%
Annual Incentive, 7.4%
Other, 1.3%
Long-Term Equity, 79.4%
Base Salary
Annual Incentive
Other
Long-Term Equity

Elements of the Executive Compensation Program
There are five principal elements of our executive compensation program. Collectively, our Compensation Committee believes that these elements deliver an executive compensation package that achieves the program’s three objectives: build long-term stockholder value; drive sustained, strong business and financial results; and attract, motivate and retain a highly qualified and effective management team to drive our financial and operational performance. The compensation program that the Compensation Committee implemented for fiscal year 2021 reflects a continued focus on simple, transparent, and performance-based compensation that takes into account stockholder feedback gained through our recurring and robust stockholder engagement efforts over the past seven years.

	Link to Program Objectives	Type of Compensation	Key Features
Base Salary	Compensation Committee considers base salaries paid by companies in the Compensation Peer Group and survey data and uses the 50th percentile as a guideline.	Cash	Provides a stable source of income and is a standard compensation element in executive compensation packages.
Annual Incentive Performance Program	A cash-based award that encourages named executive officers to focus on the business, financial and strategic objectives for each fiscal year. Target incentive opportunity is set as a percentage of base salary.	Cash	Payout is based on profitability, growth, operational performance during the fiscal year, and achievement of specifically stated non-financial objectives that are typically based on successful execution of the Company’s strategic plan. Payout occurs only if minimum performance levels are met.

	Link to Program Objectives	Type of Compensation	Key Features
Long-Term Equity Awards	Links compensation of named executive officer to the building of long-term stockholder value. Keeps the program competitive and helps retain talent.	Equity
Aligns executive officers’ compensation with the creation of stockholder value.
Issued an approximate 50%/50% mix (at target) of performance‑based and time‑based RSUs to incentivize the Company’s executive officers to build long‑term equity value and to align the interests of our executive officers with our stockholders’ interests. Performance-based RSUs granted in 2021 vest based on the Company’s Adjusted EBITDA growth during a five-year period, with 33.3% vesting for every 10% increase in Adjusted EBITDA. Time‑based RSUs vest ratably on each of the first five anniversaries of the date of grant.
New equity award grants contain double-trigger provisions for vesting upon a change in control, subject to any applicable employment or change of control agreements.

Employment and Change of Control Agreements	Ensures named executive officers remain focused on creating sustainable performance.	Benefit
Agreements protect the Company and the named executive officers from risks by providing:
• Economic stability

• Death or disability payments

• Payments and benefits in the event of a change in control.
Pursuant to stockholder feedback, we have continued our policy to eliminate excise tax gross-ups in the event of a change of control for any new employment agreements or renewed or materially amended existing employment agreements.

The following table describes the differences between the Company’s 2021 short-term and long-term incentive compensation for our named executive officers.

Short-Term Incentive Compensation	Long-Term Incentive Compensation
60-75% of executives’ annual incentive compensation is based on factors such as operating cash flow, days sales outstanding (“DSO”), revenues, backlog, bookings, gross margins, and other key financial metrics of the business, of which Adjusted EBITDA accounts for 25-40% of the financial metrics. For the corporate executive officers, consolidated Adjusted EBITDA accounts for 25% of the financial metrics. For the corporate executives, 90% of the consolidated Adjusted EBITDA metric must be met for any portion of the consolidated financial metrics to be earned. For the operational executive officers, 25% of the business unit Adjusted EBITDA and 15% of the consolidated Adjusted EBITDA account for 40% of the business unit financial metrics. For the operational executives, 90% of the business unit Adjusted EBITDA metric must be met for any portion of the business unit financial metrics or consolidated financial metrics to be earned.
25-40% of the executives’ annual incentive compensation is based on non-financial targets, which are described in the “Target Annual Bonus” section below.
Performance RSUs granted vest 33.3% for every 10% increase in Adjusted EBITDA (fiscal year 2020) during the five-year period of 2021 through 2025.
The Adjusted EBITDA goal set each year reflects a certain amount of growth from the prior year, but such amount of targeted growth varies year to year, depending on the market and industry conditions that may be applicable, all balanced to include discretionary investments the Company is making with the objective of substantially increasing its market share and positioning the Company for significant long-term future organic growth, profitability and stockholder value.
Executives are eligible for short-term incentive compensation once a minimum performance level of 90% of the target Adjusted EBITDA is attained for that year.
Short-term profitability or Adjusted EBITDA is/can be balanced/impacted by that particular year or period’s Federal Government and DoD budget, the size of the DoD budget, DoD budget approval timing, changes in administration or Federal Government or customer agency leadership, the impact of Federal budget CRAs, Federal Government shutdowns or political party impasses, and the Company’s particular investments, revenue mix and program maturity for that period or year, all of which the management team is expected to successfully address.

Adjusted EBITDA must increase at least 10% to earn any portion of the performance RSUs.
30% growth of the established Adjusted EBITDA is necessary to earn 100% of the performance RSUs.
These performance metrics encourage sustained and continued improved performance over a longer period of time, beyond the short-term year-to-year goals, with the objective of measuring the long-term return on investments the Company has made in targeted focus and market areas.
The Compensation Committee believes that the long-term growth, value, and success of the Company is best measured by growth in Adjusted EBITDA, on which the Company is primarily valued based on our Kratos investor and stockholder outreach and communication plan. The Compensation Committee believes that the long-term profitability or Adjusted EBITDA are reflective of the progress of the Company’s revenue growth, return on discretionary investments made, the leverage on fixed overhead, manufacturing, and research and development and SG&A infrastructure, and the expected transition from development to production programs.
The expectation of long-term growth in profits or Adjusted EBITDA is different than the short-term expectation since the short-term profitability is/can be balanced/impacted by that particular year or period’s Federal Government and DoD budget priorities, the size of the DoD budget, DoD budget approval timing, changes in administration or relative Federal Government or customer agency leadership, the impact of Federal budget CRAs, Federal Government shutdowns or political party impasses, and the Company’s particular investments, revenue mix and program maturity for that period or year, all of which the management team is expected to successfully address.

Base Salary
Base salary is the only fixed element of our executive officers’ target total direct compensation and is based on historic base salary levels and base salaries paid to executives in comparable positions at the Compensation Peer Group companies. In the fall of each year, the Compensation Committee reviews the base salary for each of our executive officers and determines whether any adjustments are necessary based on an executive officer’s level of responsibility, changes in duties, individual performance and achievements, success in contributing to our short-term and long-term objectives, as well as any unique challenges faced by the Company, internal pay equity, changes in the competitive marketplace and taking into account the compensation practices of the Compensation Peer Group companies. The factors that the Company’s Chief Executive Officer takes into consideration in reaching his recommendation for compensation for each of the named executive officers (other than the Chief Executive Officer) include the size of the organization (revenues, operating income, headcount, etc.) the named executive officer manages and the accomplishments of the named executive officer during the most recent period, including contract awards, bid and proposal pipeline, margin improvement, cost containment, and strategic positioning for future growth opportunities, among other factors. The Chief Executive Officer also reviews the size of peer companies and the size of similar and related peer companies’ organizations as related to the named executive officers of the organization. The base salary of our Chief Executive Officer is reviewed and recommended by the Compensation Committee acting in consultation with the other independent members of our Board.
•In December 2020, the Compensation Committee applied the same compensation principles as in previous years for 2021 and continued to focus on pay for performance, including a specific focus on the successful execution of the Company’s strategic plan and long-term growth.

Additionally, and also irrespective of the significant and extended CRA, the Company continued a growth trajectory of revenues, Adjusted EBITDA, operating income and cash flow from operations. Company management and the Board recognized that it was critical to continue the significant momentum Kratos had realized in the unmanned aerial drone system and space, satellite and cyber business areas, to focus on and prioritize the Company’s longer term growth prospects and opportunities for margin expansion and cash flow generation for the next few years, and to incentivize management with this longer term view and horizon. Accordingly, base compensation for Kratos’ Chief Executive Officer and a majority of the other executive officers for 2021 remained frozen at 2014 and 2015 levels.
The base salary increases provided to our named executive officers were all 0%, as base salaries continued to remain frozen in 2021. Our named executive officers’ annual base salaries in 2020, annual base salaries for 2021 and the percentage of 2021 target total direct compensation represented by the 2021 base salaries are as follows:

Named Executive Officer	2020 Base Salary ($)	2021 Base Salary ($)	Percent of 2021 Total Target Direct Compensation	Percent Change from 2020
Eric DeMarco	760,000	760,000	8.0%	—%
Deanna Lund	460,000	460,000	9.6%	—%
Jonah Adelman	350,000	350,000	25.0%	—%
Phillip Carrai	450,000	450,000	13.4%	—%
Steven Fendley	170,919 (1)	400,000	9.1%	—% (1)

_______________________________________________________________________________
(1) Following the close of the acquisition of 5-D Systems, Inc. in November 2020, which was co-founded by Steven Fendley, President of our Unmanned Systems Division, the Compensation Committee made the decision to increase Mr. Fendley’s base salary from $140,000 to $400,000 effective November 18, 2020 to more closely align his base salary with the base salaries of the other Company division presidents and similar positions at the Company’s peer groups.
Target Annual Bonus
Our annual bonus plan rewards executive officers for performance relative to key financial measures that drive value for stockholders. At the beginning of each year, specific financial performance targets are established for all executives based on the annual operating plan (“AOP”) for the Company, relevant market and industry factors and conditions, as related to the applicable Kratos business division. In addition, specific business and strategic objectives are also determined for measurement at the end of the year under the annual bonus plan. Key considerations in this process include the Company’s strategy, business plan and annual operating plan and an appropriate compensation program to incentivize and retain key executives to successfully further and achieve these plans.

All of our named executive officers have the opportunity to receive incentive compensation in the form of annual cash bonuses based on the achievement of certain individual, business unit (if applicable), and Company performance objectives during the fiscal year. Typically, target cash bonus awards are based upon a percentage of the executive’s salary and range from 30% to 100% of the executive’s salary. In determining the appropriate level of target bonus for each executive, the Compensation Committee considers the recommendation of the Chief Executive Officer (other than for himself) and other information collected from public sources for similar positions at peer companies. Under the bonus plan, a majority of each executive’s target bonus amount is based on goals related to the Company’s and/or its business units’ achievement of specific financial targets for the fiscal year, which typically include a combination of Adjusted EBITDA, operating cash flow, DSOs, revenues, backlog, bookings, gross margins, and other key financial metrics of the business, while the remaining portion of the bonus is based on specific individualized operational and strategic objectives.

The Company’s fiscal year 2021 preliminary AOP was prepared by the Company in October 2020 and finalized and approved by the Board in March 2021. The fiscal year 2021 AOP was prepared during a time when there was continued uncertainty around DoD budgetary funding, including as a result of a change in Administration and Party in the White House and Congress. Additionally, there was continuing uncertainty related to the impact of COVID-19, including disruptions to the supply chain, travel restrictions, specific DoD restrictions related to federal government contractors like the Company and employee absenteeism on the Company’s business, which resulted in a challenging environment to predict and forecast the timing of new contract awards, increases in expected production orders and the timing of production, delivery and installation, particularly in the Company’s C5ISR and commercial satcom businesses. As a result of these forecasting difficulties, the fiscal year 2021 AOP ultimately included uncertainty related to the financial target objectives which were used for fiscal year 2021 annual incentive compensation purposes. Since the financial goals were prepared in January 2021 and approved in March 2021, the continuing longer-term impacts of COVID-19 including on the supply chain, travel restrictions and employee absenteeism beyond these dates were not necessarily considered or reflected in the performance goals.
As the Company’s primary marketplace has experienced recurring continuing resolution authorizations and budgetary constraints, with additional uncertainties and challenges resulting from the impact of COVID-19 restrictions, this challenging environment was to the best of our ability, reflected in the Company’s 2021 AOP targets, which included revenues of $810.0 million, Adjusted EBITDA of $81.0 million and a free cash flow (as defined in Annex A of this Proxy Statement) use target of $40.0 million, excluding, in each case, the impact of the acquisition of CTT, Inc. which closed in December 2021. The 2021 financial targets included the estimated impact of the reduction in scope of certain international training contracts. The 2021 AOP target of free cash flow use reflected estimated uses in working capital necessary to fund the expected revenue growth as well as continued significant investments in working capital and capital expenditures primarily to fund the Company’s unmanned tactical initiative. These investments also include leaning forward to procure critical long-lead materials prior to anticipated production contract awards. Financial targets for the corporate named executive officers are weighted 10% for revenues, and 25% for Adjusted EBITDA and 25% for free cash flow.
In order to be eligible to receive an award on the financial targets, which determine 60% to 75% of the executive’s target bonus amount, minimum performance levels of 90% of Adjusted EBITDA targets must be achieved. Corporate named executive officers are measured by the Company’s Adjusted EBITDA, and operational named executive officers are measured by their respective business division’s Adjusted EBITDA. Once financial targets are achieved, the executive typically will receive a pro rata percentage of his or her bonus target based on linear interpolation. Key non-financial focus areas and additional substantive targets set by the Compensation Committee for 2021 annual bonus plan purposes, which are directly related to the achievement of 2021 financial and business and strategic objectives and the Company’s long-term strategy, which management successfully executed, included:
•Exceeded Company AOP Revenue and Adjusted EBITDA targets (excluding the impact of the CTT acquisition) of $810.0 million and $81.0 million compared to fiscal year 2021 revenue of $811.5 million and Adjusted EBITDA of $82.9 million. The Company met its free cash flow use target of $40.0 million with reported free cash flow use of $11.2 million.
•Operating income excluding non-cash stock compensation expense increased from $49.0 million in 2019 to $50.3 million in 2020 and to $53.7 million in 2021.
•Continued to make targeted investments in strategic growth focus areas including its space and satellite, unmanned systems, turbine technologies, microwave products, rocket systems & ballistic missile targets, and training systems businesses, each with potential long-term growth prospects. As a result of the successful execution of our strategy, we have recently received major contract awards, including: a $50.9 million contract modification to exercise an option to procure 65 BQM-177A Subsonic Aerial Targets; a $17.6 million contract to design and develop an OBSS UAS in support of the AFRL’s Autonomous Collaborative Platforms technology maturation portfolio; a $338.0 million contract for BQM-167A AFSAT targets Lots 17 – 21 production, with $30.5 million initially funded for Lot 17; an $85.9 million contract award, including a $60.7 million base and two options totaling approximately $25.3 million from the U.S. Army to support the Army Ground Aerial Target Control System; multiple awards totaling more than $46 million to support Space Domain Awareness; more than $30 million in awards to support space-related U.S. national security efforts; and a $55 million single award IDIQ C5ISR product related contract from a National Security customer.
•In July 2020, the Company was awarded a five-year IDIQ contract valued up to $400 million for the development, integration, and prototype air vehicle delivery in support of the Air Force’s Skyborg program. In December 2020, as described previously, Kratos was awarded a $37.7 million contract from the AFLCMC/WA Advanced Aircraft Program Executive Office for the Skyborg Delivery Order 2 to integrate, test and deliver XQ-58A Valkyrie aircraft. The contract includes three phases of design, integration, and flight testing of the XQ-58A Valkyrie or other systems, integrating multiple customer-defined mission payloads and customer-defined autonomy in coordination/cooperation with the Skyborg System Design Agent. Kratos has been working in partnership with Leidos’ Dynetics on the Gremlins Program. In addition, in December 2020 we received a $17.8 million award from the AFRL for work in support of the government’s Low Cost Attritable Aircraft Technology (LCAAT) efforts, including as related to the XQ-58A Valkyrie.
•In December 2020, the Kratos Valkyrie UAS AttritableONE (as referred to by the United States Air Force) completed a successful demonstration flight enabling the F-22 and F-35 5th generation fighters to fly in formation together in a test led by an integrated ABMS acquisition team comprised of AFRL and Air Force Life Cycle Management Center (AFLCMC) personnel, in conjunction with Eglin Air Force Base’s 46th Test Squadron.
The Compensation Committee and/or our Chief Executive Officer (with respect to our named executive officers other than himself) retain wide discretion to interpret the terms of the cash bonus plan and to identify the extent to which an individual’s performance objectives have been met in any particular fiscal year. The Compensation Committee and/or the Chief Executive Officer (with respect to our named executive officers other than himself) also retain the right to exclude extraordinary charges or other special circumstances in determining whether the objectives were met during any particular fiscal year and may decide to grant 100% of the targeted cash bonus award, even if the financial targets do not fall within the specified range, based upon an evaluation of business conditions, industry trends, and additional accomplishments achieved.

Based on a 40/60 allocation of non-financial and strategic achievements versus financial achievements for corporate named executive officers, the Compensation Committee determined that 100% of the non-financial achievements (or 40% of the targeted cash bonus award) and 100% of the financial achievements (or 60% of the targeted cash bonus award) were met, for an aggregate of 100% of the total targeted cash bonus award for the corporate named executive officers. The 100% of the financial achievements reflects the achievement of the revenue, Adjusted EBITDA, and free cash flow financial targets for fiscal year 2021, as described above. The full 40% of the targeted cash bonus award for non-financial and strategic achievements was awarded to the corporate named executive officers in recognition of the accomplishments discussed above and the individual non-financial goals and objectives set forth and achieved for the named executive officers for fiscal year 2021.

Achievement of non-financial goals and objectives for the corporate named executive officers included, but were not limited to: successful outreach to and communication with congressional leaders that resulted in the strengthening and growth of congressional support for the Company’s key strategic initiatives and programs (which resulted in 2020 increased congressional funding achieved of $132 million, 2021 increased congressional funding achieved of $109.5 million, and increased 2022 congressional funding achieved of approximately $42.5 million); continued development and maturation of strategic customer relationships (which included bookings of approximately $840 million in 2021 resulting in a book-to-bill ratio for fiscal year 2021 of 1.0 to 1) and continued success by the Company in receiving program awards in key, strategic areas of the U.S. National Defense Strategy. Achievement of the non-financial objectives for all corporate named executive officers, with the exception of the Chief Executive Officer (whose performance was evaluated and assessed by the Compensation Committee), were evaluated and assessed by the Chief Executive Officer.

The operational named executive officers’ 2021 cash bonus was based on a 25/75 allocation of non-financial and strategic achievements versus financial achievements for each executive’s respective business division. Non-financial goals for operational named executive officers in 2021 included, but were not limited to, strengthening and expanding certain congressional and customer relationships, winning and successfully executing on and completing certain program and contract awards, getting designed-in positions on strategic new programs, achieving specific product development milestones and operational and/or technical achievements on key strategic programs and initiatives, Kratos division presidents working together for cross-business unit synergies and pursuit of large synergistic program opportunities, and pursuing and developing strategic initiatives and programs in support of the Company’s future growth. The achievement of non-financial goals of the operational named executive officers, which ranged from 60% to 83.3%, were evaluated and assessed by the Chief Executive Officer. The achievement of the financial goals of the operational named executive officers ranged from 80.6% to 100%.

The Compensation Committee has established the allocation of non-financial and strategic achievements at 40% for the corporate named executive officers, as compared to 25% for the operational named executive officers, to reflect the additional responsibilities of the corporate named executive officers. The corporate named executive officers must establish, set and execute the Company’s overall strategy, manage the corporate capital structure, manage compliance with regulatory requirements, including new and evolving cyber security certifications, and interface and maintain relations with the Company’s stakeholders, including but not limited to stockholders, bondholders, rating agencies, and appropriate congressional contacts. In addition, the corporate named executive officers are responsible for identifying, executing and closing strategic capital transactions, including divestitures, investments and acquisitions. The Compensation Committee believes that the 40% allocated to the corporate named executive officers’ non-financial and strategic achievements appropriately reflects the measurement of these objectives, which may not be as easily measured with a pure financial target. These achievements are typically assessed based on milestones accomplished and an overall assessment of progress towards execution of those objectives.
Below is a summary of the target awards, maximum awards and actual cash awards paid to the named executive officers for 2021.

	Award Targets		2021 Actual Cash Payout as a % of Target	2021 Actual Cash Payout Amount ($)
Named Executive Officer	Target ($)	Maximum ($)
Eric DeMarco	760,000	760,000	100.0%	760,000
Deanna Lund	345,000	345,000	100.0%	345,000
Jonah Adelman	175,000	175,000	81.3%	142,226
Phillip Carrai	270,000	270,000	81.4%	219,716
Steven Fendley	240,000	240,000	90.0%	216,000

Equity Awards
Consistent with its belief that equity ownership by executive officers provides important incentives to make decisions and take actions that maximize long-term stockholder value, the Compensation Committee granted RSUs in 2021 to the named executive officers as set forth in the table below. The number of RSUs granted to executive officers in 2021 were granted to incentivize executive officers considering the ongoing salary freezes discussed above and to further align their interests with the Company’s long-term growth and long-term stockholder interests. The Compensation Committee determined the number of RSUs to grant, in part, by considering total executive compensation of our Compensation Peer Group, taking into account the effect of the ongoing salary freezes on total compensation, and granting an appropriate number of RSUs to the Company’s executives such that total compensation of the Company’s executives is in line with that of peer companies.

2021 RSU Grants
Named Executive Officer	No. of Time-based RSUs	Vesting Schedule	No. of Performance-Based RSUs	Vesting Schedule
			Target
Eric DeMarco	150,000	Ratably over 5 years	150,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Deanna Lund	75,000	Ratably over 5 years	75,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Jonah Adelman	15,000	Ratably over 5 years	15,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Phillip Carrai	50,000	Ratably over 5 years	50,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Steven Fendley	50,000 40,000(1)	Ratably over 5 years Ratably over 3 years	50,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
_______________________________________________________________________________
(1)Mr. Fendley was granted 40,000 RSUs on April 5, 2021 in recognition of his accomplishments in 2020 upon meeting certain performance criteria for the Unmanned Systems Division that were established at the beginning of 2020.
In 2021, the Compensation Committee continued its practice of granting RSUs with 50% vesting based on time and 50% vesting based on performance (at target). The time‑based RSUs align executive officers’ and stockholders’ long‑term interests with five‑year ratable vesting on the anniversaries of the grant date for the named executive officers. Based on feedback from the Company’s stockholders as a result of our Stockholder outreach program, and from our independent compensation consultant and based upon review of the long-term equity grants issued by the Company’s peers, the Compensation Committee decided to continue with performance-based RSUs based on Adjusted EBITDA growth during a five-year performance period to more closely align executive officers’ interests with the Company’s stock performance and growth. Additionally, after reviewing the equity grant practices of the Company’s peer companies, the Compensation Committee did not implement a five-year payment deferral period after vesting for any of the 2021 RSUs awarded to Mr. DeMarco because they determined that the stock ownership guideline for our Chief Executive Officer of five times his base compensation, which was also recently modified to be in line with peer company practices, adequately aligns the Chief Executive Officer’s long-term interests with that of stockholders.
The Compensation Committee believes that Adjusted EBITDA is an important and meaningful metric of financial performance since it is a commonly used measure of financial performance for comparable companies that have been acquisitive. The Compensation Committee believes that the Adjusted EBITDA growth metric is an appropriate metric to measure the long-term performance of the Company since it is critical that profitability continues to increase and expand as the Company enters into production on key strategic programs, reflecting production and learning efficiencies and leverage on the Company’s overhead, research, development and administrative infrastructure. The longer-term Adjusted EBITDA growth profile reflects the expectation of return on investments that the Company is currently making in core strategic areas. The Compensation Committee believes that this focus on longer-term profitability growth aligns the interests of the management team with the interests of the Company’s stakeholders.
For 2022, the Compensation Committee again granted RSUs with 50% vesting ratably on each of the first five (5) anniversaries of the date of grant and 50% vesting based on performance measured by the Company’s Adjusted EBITDA growth during a five-year period, with 33.3% vesting for every 10% increase in Adjusted EBITDA. The 2022 Compensation Peer Group includes: Aerojet Rocketdyne Holdings Inc., Comtech Telecommunications Corp., Ducommun, Inc., Mantech International Corp., Mercury Systems, Inc., Vectrus, Inc., and VSE Corporation. The Compensation Committee granted RSUs to the named executive officers in 2022 as set forth in the table below.

2022 RSU Grants
Named Executive Officer	No. of Time-based RSUs	Vesting Schedule	No. of Performance-Based RSUs	Vesting Schedule
Eric DeMarco	150,000	Ratably over 5 years	150,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Deanna Lund	75,000	Ratably over 5 years	75,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Jonah Adelman	15,000	Ratably over 5 years	15,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Phillip Carrai	50,000	Ratably over 5 years	50,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Steven Fendley	50,000	Ratably over 5 years	50,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period

Executive Benefits and Perquisites
All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all eligible employees on an equal basis. It is generally our policy not to extend significant perquisites to executives that are not available to employees generally. We sponsor no pension plans or nonqualified deferred compensation plans, beyond the five-year deferral of certain of our Chief Executive Officer’s RSUs, as discussed herein. We have no current plans to make changes to levels of benefits and perquisites provided to executives.
Change in Control and Severance Benefits
Pursuant to employment agreements with Mr. DeMarco, Mr. Carrai, and Mr. Fendley, and a severance and change in control agreement with Ms. Lund, we provide these officers the opportunity to receive additional compensation and benefits in the event of their termination under certain circumstances or upon a change in control of the Company. Severance and change in control provisions are summarized below in the section entitled “Employment Agreements; Potential Payments Upon Termination or Change in Control.” The Compensation Committee’s analysis indicates that our severance and change in control provisions are consistent with the provisions and benefit levels of other companies disclosing such provisions as reported in public SEC filings. We believe that our severance and change in control arrangements with our executive officers are reasonable and within the range offered by peer companies.
Risks Related to Compensation Policies and Practices
The Compensation Committee has considered whether the Company’s overall compensation program for employees in 2021 creates incentives for employees to take excessive or unreasonable risks that could materially harm the Company. We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long and short term compensation incentives that we believe is properly weighted, the uniformity of compensation policies across the Company, and the use of our 2021 business plan, which the Compensation Committee regards as setting an appropriate level of risk taking for the Company as a baseline for our annual incentive plan targets. We also believe the Company’s internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing the Company to a harmful long-term business transaction in exchange for short-term compensation benefits. The Compensation Committee believes that the risks inherent with the vesting provisions of certain of the 2021 RSU grants that vest upon increases in the Company’s Adjusted EBITDA are mitigated by the balance of the overall compensation package of the executive officers, as well as the long-term vesting of the RSUs granted in prior periods that require sustainability of the stock price and other long-term growth factors.
Summary Compensation Table
The following table summarizes the total compensation earned by our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers at the end of the last completed fiscal year (collectively, the “named executive officers”) for fiscal years 2021, 2020, and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)		Total Compensation ($)
Eric DeMarco	2021	760,000	760,000	7,911,000	68,003	(4)	9,499,003
President and Chief	2020	760,000	742,860	6,636,500	97,010	(4)	8,236,370
Executive Officer	2019	760,000	552,430	4,264,500	96,785	(4)	5,673,715

Deanna Lund	2021	460,000	345,000	3,955,500	47,903	(5)	4,808,403
Executive Vice President	2020	460,000	337,219	3,063,000	47,309	(5)	3,907,528
and Chief Financial Officer	2019	460,000	250,774	2,132,250	45,577	(5)	2,888,601

Jonah Adelman (9)	2021	350,000	142,226	791,100	81,826	(6)	1,365,152
President, Microwave	2020	350,000	148,750	612,600	81,857	(6)	1,193,207
Electronics Division	2019	350,000	167,708	426,450	81,840	(6)	1,025,998

Phillip Carrai	2021	450,000	219,716	2,637,000	12,825	(7)	3,319,541
President, Space, Training	2020	450,000	221,345	2,042,000	46,540	(7)	2,759,885
& Cyber Solutions Division	2019	450,000	229,994	1,421,500	11,925	(7)	2,113,419

Steven Fendley	2021	400,000	216,000	3,775,800	45,906	(8)	4,437,706
President,	2020	170,919	77,084	2,616,500	20,768	(8)	2,885,271
Unmanned Systems Division	2019	140,000	52,654	1,421,500	—		1,614,154
_______________________________________________________________________________
(1)Represents cash bonus awards to named executive officers earned in the referenced fiscal year as set forth above. Annual cash bonus awards under Kratos’ cash bonus plans are typically paid based on the achievement of certain objectives approved by the Compensation Committee as described in further detail above.
(2)The amounts shown equal the fair value of RSU awards at the date of grant. The value is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“Topic 718”). We caution that the amount ultimately realized from the RSU awards will likely vary based on several factors, including our actual operating performance, stock price fluctuations and the timing of sales. A discussion of the assumptions used in calculating the grant date fair value of the RSUs is set forth in Note 11 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2021 filed with the SEC on February 22, 2022.
(3)Represents the value of RSUs assuming the performance-based RSUs are granted at target (which, for the awards granted in 2020 and 2021, is also the maximum achievement level under such awards). For the 2019 grants, in the event that the performance criteria for the performance-based RSUs is satisfied at the maximum level, the maximum potential value of the RSUs would be based on 150% of target, with values for the 2019 grants of $5,369,250, $2,684,625, $536,925, $1,789,750 and $1,789,750, for Mr. DeMarco, Ms. Lund, Mr. Adelman, Mr. Carrai, and Mr. Fendley, respectively.

(4)Represents the cash payout of $58,461, $87,692 and $87,692 for accrued but unused paid time off for 2021, 2020 and 2019, respectively; and the Company’s matching contribution to the 401(k) plan of $9,542 in 2021, $9,318 in 2020 and $9,093 in 2019.
(5)Represents the cash payout for accrued but unused paid time off of $35,384, $35,384, and $35,384 in 2021, 2020 and 2019, respectively, and the Company’s matching contribution to the 401(k) plan of $12,519 in 2021, $11,925 in 2020, and $10,192 in 2019.
(6)Represents the Company’s contribution to severance, disability, and insurance plans generally provided in Israel, including education funds. This amount represents $29,216, $29,227, and $29,233 in Israeli severance fund payments for 2021, 2020 and 2019, respectively; $26,305, $26,315, and $24,905 in managerial insurance funds for 2021, 2020 and 2019, respectively; $0, $0 and $1,394 for disability insurance payments for 2021, 2020 and 2019, respectively; and $26,305, $26,315, and $26,308 in supplemental education fund contribution for 2021, 2020 and 2019, respectively.
(7)Represents the Company’s matching contribution to the 401(k) plan of $12,825, $11,925 and $11,925 for 2021, 2020 and 2019, respectively, and the cash payout for accrued but unused paid time off of $34,615 in 2020.

(8)Represents the cash payout of $33,081 and $16,153 for accrued but unused paid time off for 2021 and 2020, respectively, $12,825 for the Company’s matching contribution to the 401(k) plan in 2021, and $4,615 for accrued but unused holiday time for 2020.
(9)The New Israeli Shekel (“NIS”) amounts relating to compensation for Mr. Adelman are translated into the U.S. dollar at the exchange rate of NIS into U.S. dollars at the time of payment.

Grants of Plan-Based Awards
The following table sets forth for the fiscal year ended December 26, 2021 certain information regarding grants of plan-based awards to each of our named executive officers.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)	All Other Stock Awards: No. of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards($)(4)
Name		Threshold ($)	Target ($)	Maximum ($)	Target
Eric DeMarco	1/4/2021 (2)	—	760,000	760,000	150,000	150,000	7,911,000
Deanna Lund	1/4/2021 (2)	—	345,000	345,000	75,000	75,000	3,955,500
Jonah Adelman	1/4/2021 (2)	—	175,000	175,000	15,000	15,000	791,000
Phillip Carrai	1/4/2021 (2)	—	270,000	270,000	50,000	50,000	2,637,000
Steven Fendley	1/4/2021 (2)	—	240,000	240,000	50,000	50,000	2,637,000
	4/5/2021	—	—	—	—	40,000 (5)	1,138,800
_______________________________________________________________________________
(1)Amounts shown are the estimated possible payouts for fiscal year 2021 under the annual cash bonus program, based on certain assumptions. The actual bonuses awarded to the named executive officers for the 2021 fiscal year are reported in the above Summary Compensation Table under the column “Bonus.”
(2)Amounts shown represent performance-based RSUs granted under the 2014 Equity Incentive Plan (as amended the “2014 Plan”) to the named executive officers in fiscal year 2021. As more fully described above, the performance-based RSUs granted on January 4, 2021 vest based on the Company’s Adjusted EBITDA growth during a five-year period, with 33.3% vesting for every 10% increase in Adjusted EBITDA.
(3)Amounts shown represent time-based RSUs granted under the 2014 Plan to the named executive officers in fiscal year 2021. As more fully described above, the time-based RSUs vest ratably over five years in five equal annual installments on each anniversary of the date of grant.
(4)The fair value of stock awards as calculated in accordance with Topic 718 is $26.37 per share for the time‑based grants and for the performance‑based grants made on January 4, 2021. This value is calculated assuming the performance-based RSUs are granted at target. For Mr. Fendley’s April 5, 2021 RSUs, the fair value of stock awards as calculated in accordance with Topic 718 is $28.47 per share.
(5)Mr. Fendley was granted 40,000 RSUs on April 5, 2021, which vest 1/3 on each anniversary of the date of grant, in recognition of the accomplishments Mr. Fendley achieved in 2020 based upon meeting performance criteria for the Unmanned Systems Division that were established at the beginning of 2020.

Outstanding Equity Awards at December 26, 2021
The following table sets forth the outstanding equity awards for each named executive officer as of December 26, 2021.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)($)
Eric DeMarco	1,833,125	(2)	36,369,200
Deanna Lund	622,500	(3)	12,350,400
Jonah Adelman	117,000	(4)	2,231,280
Phillip Carrai	390,000	(5)	7,737,600
Steven Fendley	428,333	(6)	8,498,127

_______________________________________________________________________________
(1)Represents the aggregate market value of the unvested RSUs held by the named executive officers as of December 23, 2021, based on the closing price of a share of Kratos common stock of $19.84 on December 23, 2021 and based on the assumption that the performance-based RSUs granted in 2019, 2020, and 2021 are granted at target.
(2)Comprised of: (i) 98,750 RSUs granted on January 30, 2007 that vest on the 15 year anniversary of the date of grant; (ii) 49,375 RSUs granted on March 26, 2007 that vest on the 15 year anniversary of the date of grant; (iii) 45,000 RSUs granted on January 4, 2008 that vest on the 15 year anniversary of the date of grant; (iv) 30,000 RSUs granted on January 2, 2009 that vest on the 15 year anniversary of the date of grant; (v) 50,000 RSUs granted on January 2, 2010 that vest on the 15 year anniversary of the date of grant; (vi) 150,000 RSUs granted on January 3, 2012 that vest on the 10 year anniversary of the date of grant; (vii) 75,000 RSUs granted on January 3, 2014, that vest on the 10 year anniversary of the date of grant; (viii)115,000 RSUs granted on January 1, 2015 that vest on the 10 year anniversary of the date of grant; (ix) 150,000 RSUs granted on January 4, 2017 that vest on the five year anniversary of the date of grant; (x) 175,000 RSUs granted on January 4, 2018 that vest on the five year anniversary of the date of grant; (xi) 300,000 RSUs granted on January 4, 2019, 150,000 of which vest on the five year anniversary of the date of grant and 150,000 (which is the number of performance-based RSUs granted at target and subject to adjustments as described above) of which vest 50% based on total stockholder return (“TSR”) for the Company’s common stock relative to the Company’s peers during a three-year period and 50% based on the Company’s Adjusted EBITDA growth during a three-year period; (xii) 270,000 RSUs granted on January 3, 2020, 120,000 of which vest ratably on the anniversary of the date of grant during the remaining four years of a five-year period and 150,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (xiii) 25,000 RSUs granted on January 3, 2020 that vest on the 5 year anniversary of the date of grant; and (xiv) 300,000 RSUs granted on January 4, 2021, 150,000 of which vest ratably on each anniversary of the date of grant during a five-year period and 150,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period. The unvested RSUs may vest earlier upon (i) a change in control of the Company, subject to certain conditions, (ii) death or (iii) a termination of employment without cause. Effective March 31, 2021, the five-year deferral period no longer applies to the performance-based RSUs granted in 2019 and 2020 (but remains on the time-based RSUs granted in 2019 and 2020).
(3)Comprised of: (i) 50,000 RSUs granted on January 3, 2012 that vest on the 10 year anniversary of the date of grant; (ii) 62,500 RSUs granted on January 4, 2017 that vest on the five year anniversary of the date of grant; (iii) 75,000 RSUs granted on January 4, 2018 that vest on the five year anniversary of the date of grant; (iv) 150,000 RSUs granted on January 4, 2019, 75,000 of which vest on the five year anniversary of the date of grant and 75,000 (which is the number of performance-based RSUs granted at target and subject to adjustment as described above) of which vest 50% based on TSR for the Company’s common stock relative to the Company’s peers during a three-year period and 50% based on the Company’s Adjusted EBITDA growth during a three-year period; (v) 135,000 RSUs granted on January 3, 2020, 60,000 of which vest ratably on the anniversary of the date of grant during the remaining four years of a five-year period and 75,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; and (vi) 150,000 RSUs granted on January 4, 2021, 75,000 of which vest ratably on the anniversary of the date of grant during a five-year period and 75,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period.

The unvested RSUs may vest earlier upon (i) a change in control of the Company, subject to certain conditions or (ii) a termination of employment without cause.
(4)Comprised of: (i) 15,000 RSUs granted on January 4, 2017 that vest on the five year anniversary of the date of grant; (ii) 15,000 RSUs granted on January 4, 2018 that vest on the five year anniversary of the date of grant; (iii) 30,000 RSUs granted on January 4, 2019, 15,000 of which vest on the five year anniversary of the date of grant and 15,000 (which is the number of performance-based RSUs granted at target and subject to adjustment as described above) of which vest 50% based on TSR for the Company’s common stock relative to the Company’s peers during a three-year period and 50% based on the Company’s Adjusted EBITDA growth during a three-year period; (iv) 27,000 RSUs granted on January 3, 2020, 12,000 of which vest ratably on the anniversary of the date of grant during the remaining four years of a five-year period and 15,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; and (v) 30,000 RSUs granted on January 4, 2021, 15,000 of which vest ratably on the anniversary of the date of grant during a five-year period and 15,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period. The unvested RSUs may vest earlier upon a change in control of the Company, subject to certain conditions.
(5)Comprised of: (i) 50,000 RSUs granted on January 4, 2017 that vest on the five year anniversary of the date of grant; (ii) 50,000 RSUs granted on January 4, 2018 that vest on the five year anniversary of the date of grant; (iii) 100,000 RSUs granted on January 4, 2019, 50,000 of which vest on the five year anniversary of the date of grant and 50,000 (which is the number of performance-based RSUs granted at target and subject to adjustment as described above) of which vest 50% based on TSR for the Company’s common stock relative to the Company’s peers during a three-year period and 50% based on the Company’s Adjusted EBITDA growth during a three-year period; (iv) 90,000 RSUs granted on January 3, 2020, 40,000 of which vest ratably on the anniversary of the date of grant during the remaining four years of a five-year period and 50,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; and (v) 100,000 RSUs granted on January 4, 2021, 50,000 of which vest ratably on the anniversary of the date of grant during a five-year period and 50,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period. The unvested RSUs may vest earlier upon a change in control of the Company, subject to certain conditions.
(6)Comprised of: (i) 50,000 RSUs granted on April 10, 2017 that vest on the five year anniversary of the date of grant; (ii) 5,000 RSUs granted on April 10, 2017 that vest on the 5th anniversary of the date of grant; (iii) 10,000 RSUs granted on July 9, 2018, 5,000 of which vest on each of the 4th and 5th anniversaries of the date of grant; (iv) 100,000 RSUs granted on January 4, 2019, 50,000 of which vest on the five year anniversary of the date of grant and 50,000 (which is the number of performance-based RSUs granted at target and subject to adjustments as described above) of which vest 50% based on TSR for the Company’s common stock relative to the Company’s peers during a three-year period and 50% based on the Company’s Adjusted EBITDA growth during a three-year period; (v) 90,000 RSUs granted on January 3, 2020, 40,000 of which vest ratably on the anniversary of the date of grant during the remaining four years of a five-year period and 50,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (vi) 33,333 RSUs granted on March 17, 2020, half of which will vest on each of the 2nd and 3rd anniversaries of the date of grant; (vii) 40,000 RSUs granted on April 5, 2021, which vest 1/3 on each anniversary of the date of grant; and (viii) 100,000 RSUs granted on January 4, 2021, 50,000 of which vest ratably on the anniversary of the date of grant during a five-year period and 50,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period . The unvested RSUs may vest earlier upon a change in control of the Company, subject to certain conditions.

Option Exercises and Stock Vested
The following table shows exercises of stock options and RSUs vested by our named executive officers during fiscal year ended December 26, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Eric DeMarco (1)	—	—	100,000	2,545,500
Deanna Lund	—	—	207,500	5,375,475
Jonah Adelman	—	—	40,500	646,815
Phillip Carrai	—	—	125,000	3,210,850
Steven Fendley	—	—	42,917	1,182,992
_______________________________________________________________________________

(1)     In the table above, the number of shares acquired on vesting for Mr. DeMarco do not include 262,500 shares that vested during fiscal year 2021 that have been deferred and were not released.
(2)    Value realized on vesting includes achievement at the maximum level of 150% for the performance-based RSUs granted in 2018 for the 3-year measurement period ended December 31, 2020, for both the 50% performance-based RSUs based on TSR performance and for the 50% performance-based RSUs based on Adjusted EBITDA growth over the measurement period.
Non-Qualified Deferred Compensation
We sponsor no pension plans or nonqualified deferred compensation plans, beyond the five-year deferral of certain of our Chief Executive Officer’s RSUs, as discussed herein.

Named Executive Officer	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE($) (2)
Eric DeMarco (1)	5,874,975	12,412,650
Deanna Lund	—	—
Jonah Adelman	—	—
Phillip Carrai	—	—
Steven Fendley	—	—
_______________________________________________________________________________
(1)In the table above, for the deferred RSUs, the Aggregate Earnings in Last FY column includes any increase (or decrease) in the Company’s stock price between December 27, 2020 (based on the closing stock price of Kratos common stock of $26.40 on December 24, 2020) and December 26, 2021 (based on the closing stock price of Kratos common stock of $19.84 on December 23, 2021). This row reflects 622,500 deferred RSUs for Mr. DeMarco.
(2)The value of the aggregate balance at the end of the last fiscal year is calculated by multiplying the total number of vested, deferred RSUs held by the named executive officers as of December 23, 2021 by the closing price of a share of Kratos common stock on December 23, 2021 ($19.84).
Employment Agreements; Potential Payments Upon Termination or Change of Control
In addition to other compensation arrangements described elsewhere in this proxy statement, we have entered into agreements with our named executive officers as follows:
Employment Agreement with Eric DeMarco
The terms of the Executive Employment Agreement with Mr. DeMarco (the “DeMarco Agreement”) provide for Mr. DeMarco’s compensation, eligibility to receive annual incentive awards and to participate in long-term incentive, employee benefit and retirement programs.

In the event that Mr. DeMarco is terminated without cause or upon the occurrence of a change of control followed by a triggering event, he will be entitled to receive a lump sum payment equal to the sum of three times his current base salary, plus three times his maximum target bonus potential for the year in which he was terminated, less any bonus amounts already received for such year, accelerated vesting of all equity awards and participation for Mr. DeMarco and his dependents in our employee health care program for three years or, if earlier, until Mr. DeMarco procures health care coverage through another employer. Receipt of the foregoing severance compensation is conditioned upon, among other things, Mr. DeMarco’s compliance with the one year post-termination non-solicitation provision set forth in the DeMarco Agreement and execution of a full general release releasing the Company from all claims the executive may have against the Company. For the avoidance of doubt, Mr. DeMarco’s entitlement to the severance compensation described above shall remain in full force and effect in the event of a change of control of the Company. Additionally, in the event that there is a change of control of the Company, Mr. DeMarco shall be entitled to accelerated vesting of 100% of all outstanding and unvested equity awards.
The timing of severance payments and benefits under the DeMarco Agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Code. Mr. DeMarco’s employment agreement also provides that such severance payments are generally subject to certain gross-up provisions in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G of the Code (“Section 280G”).
The vesting terms of Mr. DeMarco’s RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, Mr. DeMarco’s unvested RSUs will vest in the event of a termination of service without cause, a change of control, and death. Assuming a termination without cause or other triggering event had occurred on December 26, 2021, this provision would have resulted in accelerated vesting of unvested equity awards valued at $36,369,200 (for purposes of calculation, the 2019, 2020 and 2021 awards were valued at the targeted performance amount).
If Mr. DeMarco had been terminated on December 26, 2021 without cause or in connection with a change of control, he would have received the following benefits under his employment agreement; (i) a lump sum payment of $4,560,000, equal to three times his current base salary and three times his maximum target bonus potential for the year; (ii) the accelerated vesting of RSU awards with an aggregate market value on December 26, 2021 of $36,369,200 (for purposes of calculation, the 2019, 2020 and 2021 awards were valued at the targeted performance amount); (iii) continued participation by Mr. DeMarco and his family in the Company’s group health insurance benefits on the same terms as during his employment until the earlier of three years following his termination or procurement of health care coverage through another employer, provided that if the Company’s insurance carrier will not allow for such benefits continuation the Company shall pay the premiums required to continue Mr. DeMarco’s group health care coverage during the period under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), with a three-year aggregate cost of $107,646; and (iv) a gross-up payment as described above.
For purposes of the DeMarco Agreement, the terms “cause,” “change of control” and “triggering event” have the following meanings:
Cause.    As defined more completely in the DeMarco Agreement, “cause” means (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of executive with respect to executive’s obligations or otherwise relating to the business of the Company, (ii) executive’s material breach of the agreement or the Company’s standard form of confidentiality agreement, (iii) executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; or (iv) executive’s willful neglect of his duties or poor performance.
Change of Control.    As defined more completely in the DeMarco Agreement, “change of control” means any one of the following occurrences: (i) any person (other than persons who are employed by the Company or its affiliates at any time more than one year before a transaction) becomes the “beneficial owner” within the meaning of Rule 13d-3 of the Exchange Act directly or indirectly, of Company securities representing 50% or more of the combined voting power of Company’s then-outstanding securities, but only to the extent that such ownership constitutes a “change in the ownership” of Company within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v), (ii) during any consecutive one-year period following the date of the employment agreement, individuals who constituted the Board at the beginning of such period or their approved replacements (the “Beginning Board”) cease for any reason to constitute a majority of the Board, but only to the extent that such acquisition constitutes a “change in the effective control” of Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi), (iii) a merger or consolidation of Company with any other corporation unless: (a) the voting securities of Company outstanding immediately before the merger or consolidation would continue to represent at least 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no acquiror becomes the “beneficial owner,” directly or indirectly, of Company securities representing 50% or more of the combined voting power of Company’s then outstanding securities, but only to the extent that such ownership constitutes a “change in the ownership” of Company within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v), and (iv) any person acquires all, or substantially all, of Company’s assets, but only to the extent that such acquisition results in a “change in the ownership of a substantial portion” of Company’s assets within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(vii).
Triggering Event.    As defined more completely in the DeMarco Agreement, “triggering event” means (i) executive’s termination from employment by the Company without cause, (ii) a material change in the nature of executive’s job or responsibilities, or (iii) the relocation of executive’s principal place of work to a location more than 30 miles from the location executive was assigned to immediately prior to the change of control, and such relocation results in executive’s one-way commute to work increasing by more than 30 miles from the executive’s principal place of residence as of immediately prior to the announcement of such relocation, and (iv) the Company’s material breach of the agreement. No triggering event shall be deemed to have occurred unless the executive separates from service within 12 months of the date of such triggering event.
Severance and Change of Control Agreement with Deanna Lund
The terms of the Severance and Change of Control Agreement with Ms. Lund (the “Lund Agreement”) provide that, upon a change of control of the Company, Ms. Lund shall be entitled to accelerated vesting of 100% of all of her outstanding and unvested stock options and other equity awards. In the event of a termination without cause, Ms. Lund shall be entitled to accelerated vesting of 100% of her outstanding and unvested stock options and other equity awards. The Lund Agreement also provides for severance payments to Ms. Lund as follows: (i) if Ms. Lund is terminated without cause prior to a change of control, she is entitled to (A) severance compensation equal to one year of her base salary then in effect and (B) if needed, continuation of her then current health insurance coverage at the same cost to her as prior to termination for a period of one year following termination, or (ii) if she terminates as a result of a triggering event after a change of control, she is entitled to: (A) severance compensation equal to two years of her base salary then in effect, plus her maximum potential bonus amount for two years and (B) if needed, continuation of her then current health insurance coverage at the same cost to her as prior to termination for a period of two years following termination or resignation. The definitions of cause, change of control and triggering event set forth in the Lund Agreement are consistent with the definitions set forth in the DeMarco Agreement, as described above.
The timing of severance payments and benefits under the Lund Agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Code. Ms. Lund’s severance agreement also provides that such severance payments are generally subject to certain gross-up provisions in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G.
The vesting terms of Ms. Lund’s RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, Ms. Lund’s unvested RSUs will vest in the event of a termination of service without cause and a change of control. Assuming a termination without cause had occurred on December 26, 2021, this provision would have resulted in accelerated vesting of unvested equity awards valued at $12,350,400 (for purposes of calculation, the 2019, 2020 and 2021 awards were valued at the targeted performance amount).
Under the Lund Agreement, if Ms. Lund had been terminated without cause on December 26, 2021, she would have received the following benefits: (i) severance compensation equal to one year of her base salary then in effect, in the amount of $460,000, (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of one year following termination with an aggregate annual cost of $25,003, and (iii) the accelerated vesting of her RSU awards with an aggregate market value on December 26, 2021 of $12,350,400 (for purposes of calculation, the 2019, 2020 and 2021 awards were valued at the targeted performance amount). If Ms. Lund terminated on December 26, 2021 as a result of a triggering event after a change of control she would have received the following benefits: (i) severance compensation equal to two years of her base salary and target bonus then in effect, in the amount of $1,610,000, (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of two years following termination totaling $50,006, (iii) the accelerated vesting of RSUs with an aggregate market value on December 26, 2021 of $12,350,400 (for purposes of calculation, the 2019, 2020 and 2021 awards were valued at the targeted performance amount); and (iv) a gross-up payment as described above.
Arrangements with Jonah Adelman
There is no employment agreement between Mr. Adelman and the Company. The vesting terms of Mr. Adelman’s RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, certain RSUs granted to Mr. Adelman will vest in the event of a change in control. Assuming a change in control had occurred on December 26, 2021, this provision would have resulted in accelerated vesting of unvested equity awards valued at $2,321,280 (for purposes of calculation, the 2019, 2020 and 2021 awards were valued at the targeted performance amount).
Employment Agreement with Phillip Carrai
Under the terms of the Employment Agreement with Mr. Carrai (the “Carrai Agreement”), Mr. Carrai’s annual base salary is $450,000, which is eligible for annual increases in accordance with the Company’s then current compensation policies. In addition, Mr. Carrai is entitled to receive additional annual discretionary incentive compensation of up to 60% of his base salary. In the event of his termination without cause, the Carrai Agreement provides that Mr. Carrai shall be entitled to (i) continued payment of his base salary for a period of twelve months from the termination date and (ii) any incentive compensation earned as of the termination date. In addition, in the event Mr. Carrai is terminated without cause upon a change of control (as defined in the 2014 Plan), Mr. Carrai is entitled to receive continued payment of his base salary for a period of twelve months. Such payments would be contingent upon the effectiveness of a standard release agreement.
For purposes of the Carrai Agreement, cause is defined as (i) executive’s misconduct; (ii) executive’s willful violation of posted policy or rules of the Company; (iii) executive’s willful refusal to follow the lawful directions given by executive’s direct supervisor or the President of the Company from time to time or breach of any material covenant or obligation under the employment agreement or other agreement with the Company; or (iv) executive’s breach of the duty of loyalty to the Company that causes or is reasonably likely to cause injury to the company.
The vesting terms of Mr. Carrai’s RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, certain RSUs granted to Mr. Carrai will vest in the event of a termination of service without cause and/or a change of control. Assuming a change in control had occurred on December 26, 2021, this provision would have resulted in accelerated vesting of unvested equity awards valued at $7,737,600 (for purposes of calculation, the 2019, 2020 and 2021 awards were valued at the targeted performance amount). If Mr. Carrai had been terminated on December 26, 2021 without cause, he would have received (i) severance compensation equal to $450,000 to be paid over twelve months and (ii) any incentive compensation earned as of the termination date. If Mr. Carrai had been terminated on December 26, 2021 upon a change in control, he would have received the following benefits: (i) severance compensation equal to twelve months of his base salary then in effect, which was $450,000 annually; and (ii) the accelerated vesting of his RSU awards with an aggregate market value on December 26, 2021 of $7,737,600 (for purposes of calculation, the 2019, 2020 and 2021 awards were valued at the targeted performance amount).
Employment Agreement with Steven Fendley
Under the terms of the November 18, 2020 Employment Agreement with Mr. Fendley (the “Fendley Agreement”), Mr. Fendley’s base salary is $400,000, which is eligible for annual increases in accordance with the Company’s then current compensation policies. In addition, Mr. Fendley is entitled to receive equity incentive grants at the discretion of the Company’s President and Compensation Committee. In the event of his termination without cause, the Fendley Agreement provides that Mr. Fendley shall be entitled to (i) continued payment of his base salary for a period of twelve months from the termination date, (ii) any incentive compensation earned as of the termination date, and (iii) continuation of his then current medical and dental benefits at the same cost to him prior to his termination for a period of one year following termination. If, within twelve months following a change of control of the Company (as defined in the 2014 Plan), Mr. Fendley is terminated without cause or he resigns for good reason (as defined below), Mr. Fendley shall be entitled to (i) continued payment of his base salary for a period of twelve months from the termination date, (ii) any incentive compensation earned as of the termination date, (iii) continuation of his then current medical and dental benefits at the same cost to him prior to his termination for a period of one year following termination and (iv) accelerated vesting of 100% of all of his outstanding and unvested stock options and restricted stock units. Such payments would be contingent upon the effectiveness of a standard release agreement.
For purposes of the Fendley Agreement, cause is defined as (i) executive’s misconduct; (ii) executive’s violation of posted policy or rules of the Company; (iii) executive’s willful refusal to follow the lawful directions given by executive’s direct supervisor or the Chief Executive Officer of the Company from time to time or breach of any material covenant or obligation under the employment agreement or other agreement with the Company; (iv) executive’s breach of the duty of loyalty to the Company that causes or is reasonably likely to cause injury to the Company; or (v) failure to timely secure or loss of any security clearance the Company deems necessary or desirable for the executive to perform the duties of the position.
For purposes of the Fendley Agreement, good reason is defined as (i) a material change in the nature of executive’s role or job responsibilities which, when considered in their totality as a whole, are substantially diminished in nature (ignoring any such changes that necessarily result from the Company not being publicly-traded if the Company ceases to be publicly-traded in connection with a change of control); (ii) the relocation of executive’s principal place of work to a location more than thirty miles from his current place of work and such relocation results in his one-way commute to work increasing by more than thirty miles based on executive’s principal place of residence immediately before such relocation was announced; or (iii) the Company materially breaches the Fendley Agreement.
The vesting terms of Mr. Fendley’s RSUs and stock options are governed by the agreements under which each RSU and stock option was granted; and pursuant to such RSU and stock option agreements, certain RSUs and stock options granted to Mr. Fendley will vest in the event of a change of control. Assuming a change of control had occurred on December 26, 2021, this provision would have resulted in accelerated vesting of unvested equity awards valued at $8,729,600 (for purposes of calculation, the value of the 2019, 2020 and 2021 awards was valued at the targeted performance amount). If Mr. Fendley had been terminated on December 26, 2021 without cause, he would have received (i) severance compensation equal to $400,000 to be paid over twelve months (ii) any incentive compensation earned as of the termination date and (iii) continuation of his then current medical and dental benefits at the same cost to him prior to his termination for a period of one year following termination with an aggregate annual cost of $15,606. If Mr. Fendley had been terminated on December 26, 2021 upon a change in control, he would have received the following benefits: (i) severance compensation equal to twelve months of his base salary then in effect, which was $400,000 annually; (ii) the accelerated vesting of his RSU awards with an aggregate market value on December 26, 2021 of $8,498,127 (for purposes of calculation, the value of the 2019, 2020 and 2021 awards were valued at the targeted performance amount); and (iii) continuation of his then current medical and dental benefits at the same cost to him prior to his termination for a period of one year following termination with an aggregate annual cost of $15,606.

Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company must annually disclose in its proxy statement the median of the annual total compensation of all employees (excluding the Chief Executive Officer (“CEO”)), the annual total compensation of its CEO, and the ratio of the CEO compensation to the median employee compensation. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
We determined that, as of December 26, 2021, our employee population (including employees of our consolidated subsidiaries) consisted of approximately 2,996 employees in the U.S. and foreign jurisdictions.
We determined the required ratio by:
•calculating the total annual cash compensation of all employees except the CEO, using base salary plus annual incentive as a consistently applied compensation measure; and then sorting those employees from highest to lowest;
•determining the median employee from that list; and
•calculating the total annual compensation of our CEO and of the median employee using the same methodology required for the Summary Compensation Table on page 55.
The total annual compensation for our CEO for fiscal year 2021 was $9,499,003. The total annual compensation for the median employee was $75,137, representing the amount of such employee’s compensation for 2021 that would have been reported in the Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee was a named executive officer for 2021. The resulting ratio of CEO pay to the pay of the Company’s median employee for fiscal year 2021 is 126.42 to one.
The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices.  As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION
The Compensation Committee periodically reviews comparative market data and recommendations from the Company’s Human Resources Department and compensation consultants with regard to the structure of our non-employee director compensation program and the amounts paid to our non-employee directors. The following table summarizes the quarterly retainer and committee fees payable to our non-employee directors during the fiscal year ended December 26, 2021. All such fees are paid quarterly in arrears.

	2021 Director Compensation
Board Member Quarterly Retainer	$12,500
Board Chairman Quarterly Fee	$7,500
Audit Committee Chair Quarterly Retainer	$3,750
Audit Committee Member Quarterly Fee	$1,500
Designated Financial Expert Quarterly Fee	$1,250
Compensation Committee Chair Quarterly Retainer	$3,750
Compensation Committee Member Quarterly Fee	$1,500
Nominating & Governance Committee Chair Quarterly Retainer	$3,750
Nominating & Governance Committee Member Quarterly Fee	$1,250
Annual Equity Award Upon Election or Re-Election to Board	10,000 RSUs	(1)
_______________________________________________________________________________
(1)Our non-employee directors receive 10,000 RSUs at the time of election or re-election for their board service and such RSUs vest after one year to match the elected director term of service. Each of our non-employee directors received 10,000 RSUs on May 26, 2021, which vest on the first anniversary of the grant date, subject to the terms of the applicable award agreement.
Our directors also receive reimbursement for all out-of-pocket expenses related to their duties, including, but not limited to, travel, car rental and lodging fees.
    Beginning in 2021, the Compensation Committee implemented a deferral plan where directors may elect whether or not to defer the issuance of their respective vested RSUs awarded in 2021 or later until a separation of service occurs.

Director Summary Compensation Table
The following table summarizes the total compensation that our directors (other than directors who are named executive officers) earned during the fiscal year ended December 26, 2021 for services rendered as members of our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Scott Anderson(2)	70,000	251,400	—	321,400
William Hoglund(3)	97,000	251,400	—	348,400
Scot Jarvis(4)	76,000	251,400	—	327,400
Jane Judd(5)	67,000	251,400	—	318,400
Samuel Liberatore(6)	55,000	251,400	—	306,400
Amy Zegart(7)	65,000	251,400	—	316,400
_______________________________________________________________________________

(1)Amounts shown in this column reflect the grant date fair value computed in accordance with Topic 718 with respect to awards of RSUs. On May 26, 2021, each of Mr. Anderson, Mr. Hoglund, Mr. Jarvis, Mr. Liberatore, Ms. Judd and Ms. Zegart were granted 10,000 RSUs for their service on the Board. The grant date fair value of each RSU granted on May 26, 2021 was $25.14. The assumptions on which this valuation is based are set forth in Note 11 to the audited financial statements included in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 26, 2021, filed with the SEC on February 22, 2022.

(2)Mr. Anderson held 90,000 RSUs as of December 26, 2021, of which 75,000 RSUs had vested.
(3)Mr. Hoglund held 92,000 RSUs as of December 26, 2021, of which 77,000 RSUs had vested.
(4)Mr. Jarvis held 90,000 RSUs as of December 26, 2021, of which 75,000 RSUs had vested.
(5)Ms. Judd held 88,000 RSUs as of December 26, 2021, of which 73,000 RSUs had vested.
(6)Mr. Liberatore held 91,850 RSUs as of December 26, 2021, of which 76,850 RSUs had vested.
(7)Ms. Zegart held 70,000 RSUs as of December 26, 2021, of which 55,000 RSUs had vested.

COMPENSATION COMMITTEE REPORT
The Compensation Committee reviews and approves the Company’s compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and this proxy statement.
THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Scot Jarvis, Chairperson
William Hoglund
Jane Judd
        The foregoing Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 18, 2022 by (i) each stockholder known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

	Beneficial Ownership(1)
	Common Stock
Identity of Owner or Group	Shares		% Ownership
Named Executive Officers(2)
Eric DeMarco	705,269	(3)	*
Deanna Lund	269,441	(4)	*
Jonah Adelman	110,348		*
Phillip Carrai	222,244	(5)	*
Steven Fendley	365,269
Directors
Scott Anderson c/o Cedar Grove Investments, LLC 3825 Issaquah Pine Lake Road Sammamish, WA 98075	117,068	(6)	*
William Hoglund P.O. Box 1914 Wilson, WY 83014	408,000	(7)	*
Scot Jarvis c/o Cedar Grove Investments, LLC 3825 Issaquah Pine Lake Road Sammamish, WA 98075	102,417	(8)	*
Jane Judd 10680 Treena Street, Suite 600 San Diego, CA 92131	33,266	(9)	*
Samuel Liberatore 10680 Treena Street, Suite 600 San Diego, CA 92131	9,221	(10)	*
Amy Zegart 10680 Treena Street, Suite 600 San Diego, CA 92131	10,000	(11)	*
5% Stockholders:
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	11,248.811	(12)	9.00%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	9,278,833	(13)	7.42%
ARK Investment Management LLC 3 East 28th Street, 7th Floor New York, NY 10016	9,091,960	(14)	7.27%
All Directors and Executive Officers as a Group (17 persons)	2,573,234	(15)	2.06%
Total Shares Outstanding	124,993,859
______________________________________________________________________________
*    Represents less than one percent (1%).
(1)This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options or other securities that are exercisable or convertible into shares of our common stock within 60 days of April 18, 2022. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares. Applicable percentages are based on 124,993,859 shares of common stock outstanding on April 18, 2022.
(2)The address for all named executive officers is 10680 Treena Street, Suite 600, San Diego, CA 92131; except for Mr. Adelman, whose business address is 20 Pierre Koenig Street, Jerusalem, Israel 91531; Mr. Carrai, whose business address is 5971 Kingstowne Village Parkway, Alexandria, VA 22315; and Mr. Fendley, whose business address is 1 Chisholm Trail, Suite 3200, Round Rock, TX 78681.
(3)Includes approximately 17,433 shares held in Kratos’ 401(k) Plan, 38,138 shares purchased through the Purchase Plan, 544,698 shares held in trust, over which Mr. DeMarco has shared voting and investment power, and 105,000 shares subject to RSUs that will be delivered within 60 days from April 18, 2022.
(4)Includes approximately 18,212 shares held in Kratos’ 401(k) Plan, and 16,626 shares purchased through the Purchase Plan.
(5)Includes approximately 1,953 shares held in Kratos’ 401(k) Plan, 11,385 shares purchased through the Purchase Plan, and 46,644 shares held in trust over which Mr. Carrai has shared voting and investment power.
(6)Includes 14,333 shares held by the Anderson Family Trust for the benefit of Mr. Anderson’s children, for which voting and investment power are held by the trustee; and 10,000 shares subject to RSUs that will be delivered within 60 days from April 18, 2022. Mr. Anderson disclaims beneficial ownership of the shares held by the Anderson Family Trust. Excludes 80,000 RSUs that have vested, for which delivery of common stock underlying all such vested RSUs is deferred until termination of service.
(7)Includes 8,000 shares subject to options exercisable within 60 days from April 18, 2022, 264,193 shares held by a family limited liability company, and 135,807 shares that are held in a trust for the benefit of Mr. Hoglund’s children over which Mr. Hoglund has shared voting and investment power. Excludes 82,000 RSUs that have vested, for which delivery of common stock underlying all such vested RSUs is deferred until termination of service.
(8)Excludes 80,000 RSUs that have vested, for which delivery of common stock underlying all such vested RSUs is deferred until termination of service.
(9)Includes 11,146 shares held in trust over which Ms. Judd has shared voting and investment power; 3,700 shares held by Ms. Judd’s spouse, over which her spouse has sole voting and investment power; and 10,000 shares subject to RSUs that will be delivered within 60 days from April 18, 2022. Excludes 78,000 RSUs that have vested, for which delivery of common stock underlying all such vested RSUs is deferred until termination of service.
(10)Includes approximately 821 shares held in Kratos’ 401(k) Plan and 8,000 shares subject to options exercisable within 60 days from April 18, 2022. Excludes 81,850 RSUs, for which delivery of common stock underlying all such vested RSUs is deferred until termination of service.
(11)Includes 10,000 shares subject to RSUs that will be delivered within 60 days from April 18, 2022. Excludes 60,000 RSUs that have vested, for which delivery of common stock underlying all such vested RSUs is deferred until termination of service.
(12)Based on information contained in a Schedule 13G/A filed with the SEC by The Vanguard Group on February 10, 2022 with respect to holdings of Kratos common stock as of December 31, 2021. The Vanguard Group had sole voting power over 0 shares, shared voting power over 129,599 shares, sole dispositive power over 11,017,653 shares, and shared dispositive power over 231,158 shares.
(13)Based on information contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 3, 2022 with respect to holdings of Kratos common stock as of December 31, 2021. Blackrock Inc. had sole voting power over 9,105,400 shares, shared voting power over 0 shares, sole dispositive power over 9,278,833 shares, and shared dispositive power over 0 shares.

(14)Based on information contained in a Schedule 13G filed with the SEC by ARK Investment Management LLC on February 9, 2022 with respect to holdings of Kratos common stock as of December 31, 2021. ARK Investment Management LLC had sole voting power over 9,091,960 shares, shared voting power over 0 shares, sole dispositive power over 9,091,960 shares, and shared dispositive power over 0 shares.
(15)Includes 16,000 shares subject to options exercisable within 60 days from April 18, 2022, and 136,000 shares subject to RSUs that will be delivered within 60 days from April 18, 2022. Excludes 461,850 RSUs held by directors that have vested, for which delivery of common stock underlying all such vested RSUs is deferred until termination of service.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Information about our equity compensation plans as of December 26, 2021 is as follows (shares in thousands):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, and Rights	Weighted Average Exercise Price of Outstanding Options, and Rights(2)	Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Stockholders(1)	6,120	$4.98	6,451	(3)
Equity Compensation Plans Not Approved by Stockholders	—	$—	—
Total	6,120	$4.98	6,451
_______________________________________________________________________________
(1)Includes the 2005 Equity Incentive Plan, 2011 Equity Incentive Plan, 2014 Plan, and the Purchase Plan.
(2)The weighted-average exercise price does not take into account 6,078,502 shares of common stock issuable upon vesting of outstanding restricted stock unit awards from plans approved by stockholders, which have no exercise price.
(3)Includes 1,955,983 shares reserved for issuance under the Purchase Plan. For the offering period ended December 31, 2021, 174,264 shares were issued, and 1,781,719 shares remain available for issuance under the Purchase Plan as of April 18, 2022.

For more information regarding our equity compensation plans, see Note 11 to the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2021, filed with the SEC on February 22, 2022.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than ten percent (10%) of a registered class of our equity securities (the “Reporting Persons”) to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.
To the best of our knowledge and based solely upon our review of the copies of such reports furnished to us for the fiscal year ended December 26, 2021 and the information provided to us by the Reporting Persons, we believe that all Reporting Persons complied with Section 16(a) during the 2021 fiscal year, except that two Form 4s for Mr. Fendley were filed late.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are the Company’s stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Kratos Defense & Security Solutions, Inc., c/o Corporate Secretary, 10680 Treena Street, Suite 600, San Diego, California 92131 or call Investor Relations at (858) 812-7300. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their brokers.
STOCKHOLDER PROPOSALS
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2023 proxy statement, a stockholder’s proposal must be received by us no later than December 23, 2022 and must otherwise comply with Rule 14a-8 under the Exchange Act. Any stockholder proposal received after December 23, 2022 will be considered untimely, and will not be included in our proxy materials for our 2023 annual meeting of stockholders. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with our Bylaws.
Pursuant to the terms of our Bylaws, stockholders wishing to submit proposals or director nominations for consideration at our annual meeting of stockholders must provide advance notice in writing to our Corporate Secretary, with such proposal sent to the Company’s principal executive offices at: 1 Chisholm Trail, Suite 3200, Round Rock, TX 78681, Attn: Corporate Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the date on which we first mailed our notice of the meeting for the previous year’s annual meeting of stockholders, or not later than the tenth day following the date on which we mail the notice of meeting for the current year if during the prior year we did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year, or in the event of a special meeting. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Therefore, to be presented at our 2023 annual meeting, such a proposal must be received by the Company not later than the close of business on December 23, 2022.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once they become effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 15, 2023.

We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2023 annual meeting. Shareholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.
While our Board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2023 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.
ANNUAL REPORT
Our 2021 Annual Report on Form 10-K accompanies the proxy materials being provided to all stockholders. We will provide, without charge, additional copies of our 2021 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at our Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board

Eric DeMarco President and Chief Executive Officer
April 22, 2022

Annex A
Unaudited Reconciliation of GAAP to Non-GAAP Measures

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) attributable to Kratos adjusted for net income (loss) attributable to noncontrolling interest, income (loss) from discontinued operations, net interest expense, provision for income taxes, depreciation and amortization expense of intangible assets, amortization of capitalized contract and development costs, stock-based compensation, acquisition and restructuring related items and other, and foreign transaction gain (loss).

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below. Please refer to the following table below that reconciles GAAP net income (loss) to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and interest expense, net. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased, leased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs. The Company incurs amortization of previously capitalized software development and non-recurring engineering costs related to certain targets in its Unmanned Systems and ballistic missile target businesses as these units are sold.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and transaction related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Restructuring costs. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Legal related items. The Company incurs costs related to pending legal settlements and other legal related matters. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

A - 1

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net income (loss) to Adjusted EBITDA and Pro Forma Adjusted EBITDA is as follows:

	Twelve Months Ended
	December 26,	December 27,	December 29,
	2021	2020	2019

Net income (loss) attributable to Kratos	$(2.0)	$79.6	$12.5
(Income) loss from discontinued operations, net of income taxes	2.1	0.9	(1.7)
Interest expense, net	23.4	22.8	21.6
Provision (benefit) for income taxes from continuing operations	3.9	(73.5)	4.8
Depreciation (including cost of service revenues and product sales)	21.0	17.8	16.0
Stock-based compensation	25.8	21.0	11.0
Foreign transaction (gain) loss	0.8	—	1.2
Amortization of intangible assets	4.7	6.8	7.4
Amortization of capitalized contract and development costs	1.0	0.9	1.2
Acquisition and restructuring related items and other	1.8	2.4	3.2
Plus: Net income (loss) attributable to noncontrolling interest	0.4	(0.2)	0.1

Adjusted EBITDA	$82.9	$78.5	$77.3

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Twelve Months Ended
	December 26,	December 27,	December 29,
	2021	2020	2019
Acquisition and transaction related items	$1.8	$1.7	$2.3
Excess capacity and restructuring costs	—	0.7	0.3
Legal related items	—	—	0.6

Acquisition and restructuring related items and other	$1.8	$2.4	$3.2

A - 2

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/KTOS2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D81060-P69808

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Scott Anderson
02) Eric DeMarco
03) William Hoglund
04) Scot Jarvis
05) Jane Judd
06) Samuel Liberatore
07) Deanna Lund
08) Amy Zegart

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D81061-P69808

Kratos Defense & Security Solutions, Inc.
This proxy is solicited by the Board of Directors
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2022

The undersigned hereby appoints Eric DeMarco and Deanna Lund, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of Kratos Defense & Security Solutions, Inc. (Kratos) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Kratos to be held virtually at www.virtualshareholdermeeting.com/KTOS2022 on June 14, 2022 at 9:00 A.M. (PDT), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. If you attend the Annual Meeting via the virtual meeting, you can vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/KTOS2022 with your multi-digit Control Number provided in your proxy materials.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR THE APPROVAL OF PROPOSALS 2 AND 3. THE PROXY HOLDERS ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

Continued and to be signed on reverse side